AGREEMENT AND PLAN OF MERGER
by and among
GLDD ACQUISITIONS CORP.,
ALDABRA ACQUISITION CORPORATION,
ALDABRA MERGER SUB, L.L.C.
THE COMPANY REPRESENTATIVE NAMED HEREIN,
and
THE BUYER REPRESENTATIVE NAMED HEREIN

June 20, 2006

TABLE OF CONTENTS

ARTICLE 1	THE MERGER	2
1A.	The Merger	2
1B.	Consummation of the Merger	2
1C.	Effect of the Merger	2
1D.	Further Assurances	2

ARTICLE 2	THE SURVIVING COMPANY	3
2A.	Certificate of Incorporation	3
2B.	By-Laws	3
2C.	Directors	3
2D.	Officers	3

ARTICLE 3	CONVERSION OF SHARES	3
3A.	Conversion of Shares	3
3B.	Appraisal Rights	5

ARTICLE 4	CLOSING; PAYMENT OF MERGER CONSIDERATION	5
4A.	Closing	5
4B.	Closing Distributions	6
4C.	Closing of Company Transfer Books	6
4D.	Merger Consideration Adjustment	6
4E.	Fractional Shares.	10

ARTICLE 5	CONDITIONS TO CLOSING	11
5A.	Conditions to All Parties’ Obligations	11
5B.	Conditions to Buyer’s and Merger Sub’s Obligations	12
5C.	Conditions to the Company’s Obligations	14
5D.	Waiver of Condition	15

ARTICLE 6	CERTAIN COVENANTS PRIOR TO THE EFFECTIVE TIME	16

6A.	Access	16
6B.	Ordinary Conduct of Company	16
6C.	Exclusive Transaction	18
6D.	Joint Prospectus/Proxy Statement; Buyer Shareholder Approval	18
6E.	Tax Treatment	20
6F.	Ordinary Conduct of Buyer	21

ARTICLE 7	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	23
7A.	Organization and Corporate Power	23
7B.	Company Capital Stock	23
7C.	Subsidiaries	23
7D.	Authorization; No Breach	24
7E.	Company SEC Reports; Financial Statements	24
7F.	Absence of Certain Developments	26
7G.	Real Property	27

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7H.	Tax Matters	27
7I.	Company Material Contracts	28
7J.	Intellectual Property	28
7K.	Legal Proceedings	29
7L.	Brokerage	29
7M.	Company Employee Benefit Plans	29
7N.	Insurance	31
7O.	Permits; Compliance with Applicable Laws	31
7P.	Environmental	32
7Q.	Labor Matters	32

ARTICLE 8	REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER AND MERGER SUB	33
8A.	Organization and Corporate Power	33
8B.	Buyer Capital Stock	33
8C.	Buyer Equity Interests	34
8D.	Authorization; No Breach	34
8E.	Legal Proceedings	35
8F.	Board Approvals	35
8G.	SEC Filings; Financial Statements	35
8H.	No Undisclosed Liabilities	36
8I.	Trust Fund	36
8J.	Brokerage	36
8K.	Absence of Certain Developments	36
8L.	Buyer D&O Policy	37
8M.	Compliance with Applicable Laws	37
8N.	Buyer Material Contracts	37

ARTICLE 9	TERMINATION	38
9A.	Termination	38
9B.	Effect of Termination	39
9C.	Limitation on Remedy	39

ARTICLE 10	DEFINITIONS	39
ARTICLE 11	ADDITIONAL AGREEMENTS	53
11A.	Survival	53
11B.	Press Release and Announcements	53
11C.	Confidentiality	53
11D.	Written Consents	53
11E.	Notification	54
11F.	Consents	54
11G.	Reasonable Best Efforts	54
11H.	Regulatory Act Compliance	54
11I.	Director and Officer Liability and Indemnification	55
11J.	Designation and Replacement of Representatives	55

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11K.	Authority and Rights of Representatives; Limitations on Liability	56
11L.	Provision Respecting Representation of Company	57
11M.	Expenses; Transfer Taxes	58
11N.	Post-Closing Mergers and Transactions	58
11O.	Conversion Rights	60

ARTICLE 12	MISCELLANEOUS	60
12A.	Amendment and Waiver	60
12B.	Notices	61
12C.	Assignment	62
12D.	Severability	62
12E.	No Strict Construction	63
12F.	Captions	63
12G.	Complete Agreement	63
12H.	Company Disclosure Letter	63
12I.	No Additional Representations; Disclaimer	64
12J.	Counterparts	65
12K.	Governing Law	65
12L.	CONSENT TO JURISDICTION	65
12M.	Interpretation	65
12N.	Third-Party Beneficiaries and Obligations	65
12O.	Specific Performance	66

LIST OF EXHIBITS

Exhibit A	Voting Agreement
Exhibit B	Certificate of Merger
Exhibit C	Adjustment Escrow Agreement
Exhibit D	Company Closing Certificate
Exhibit E	Buyer Closing Certificate
Exhibit F	Investor Rights Agreement
Exhibit G	Holdco Certificate of Incorporation
Exhibit H	Holdco Bylaws

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of June 20, 2006, by and among GLDD Acquisitions Corp., a Delaware corporation (the “Company”), Aldabra Acquisition Corporation, a Delaware corporation (the “Buyer”), Aldabra Merger Sub, L.L.C., a Delaware limited liability company (“Merger Sub”), Madison Dearborn Capital Partners IV, L.P., a Delaware limited partnership, solely in its capacity as representative as set forth in this Agreement (the “Company Representative”) and Terrapin Partners LLC, solely in its capacity as representative as set forth in this Agreement (“Buyer Representative”).

WHEREAS, the boards of directors of the Company and Buyer, and Buyer in its capacity as sole equityholder of Merger Sub, have approved the merger of the Company with and into Merger Sub (the “Merger”) upon the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “Delaware Corporation Law”) and the Delaware Limited Liability Company Act (the “Delaware LLC Act”), have declared that it is advisable that this Agreement be adopted by the stockholders of the Company and Buyer and have agreed to submit the Merger to the respective stockholders of the Company and Buyer for approval. Merger Sub and the Company are hereinafter sometimes referred to collectively as the “Constituent Companies.”

WHEREAS, the authorized capital stock of the Company consists of (i) 1,500,000 shares of Common Stock, par value $0.01 per share (the “Company Common Stock”), (ii) 90,000 shares of Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) and (iii) 10,000 shares of Series B Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock” and together with the Series A Preferred Stock, the “Company Preferred Stock”). The Company Preferred Stock and the Company Common Stock are collectively referred to herein as the “Company Capital Stock.”

WHEREAS, the authorized capital stock of the Buyer consists of (i) 35,000,000 shares of Buyer Common Stock, and (ii) 1,000,000 shares of Buyer Preferred Stock.

WHEREAS, the authorized limited liability company interests of Merger Sub consist of 1,000 Merger Sub Common Units.

WHEREAS, for United States federal income tax purposes it is intended that (i) the Merger and the Post-Closing Mergers will be treated for federal income tax purposes as “reorganizations” within the meaning of Section 368 of the Code (or, in the case of the GLDD Merger, such merger may be treated as a liquidation of GLDD within the meaning of Section 332 of the Code), (ii) this Agreement shall be, and hereby is, adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and (iii) with respect to the Merger, Buyer and the Company will each be a party to a reorganization within the meaning of Section 368 of the Code and, with respect to the Post-Closing Mergers, Buyer, Holdco and GLDD will each be a party to a reorganization within the meaning of Section 368 of the Code (or, in the event that the GLDD Merger is being treated as a liquidation of GLDD within the meaning of Section 332 of the Code, then only Buyer will be a party to a reorganization within the meaning of Section 368 of the Code).

WHEREAS, it is a condition to the obligations of Buyer to close the transactions contemplated by this Agreement that, within two business days after the date of this Agreement, the Company Representative enters into a Voting Agreement in substantially the form of Exhibit A attached hereto (the “Voting Agreement”) agreeing to vote its shares of Company Capital Stock in favor of the Merger and waiving certain rights it has in its capacity as a holder of Company Preferred Stock.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants herein contained, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE 1
THE MERGER

1A.          The Merger. On and subject to the terms and conditions contained herein, at the Effective Time (as defined in Section 1B), the Company shall be merged with and into Merger Sub, with Merger Sub being the surviving company in the Merger (Merger Sub, as the surviving company after the Merger, is referred to as the “Surviving Company”).

1B.          Consummation of the Merger. On the Closing Date, subject to satisfaction or waiver of the conditions specified in Article 5 hereof, the parties hereto shall cause a certificate of merger in the form of Exhibit B attached hereto (the “Certificate of Merger”) to be executed in accordance with the relevant provisions of the Delaware LLC Act and the Delaware Corporation Law and to be filed with the Secretary of State of the State of Delaware, and the Merger shall be effective at such time as the Certificate of Merger is duly filed with the Secretary of State for the State of Delaware (the “Effective Time”).

1C.          Effect of the Merger. The Merger shall have the effects provided in the Delaware LLC Act and the Delaware Corporation Law, and upon the effectiveness of the Merger, (i) the separate existence of the Company shall cease (except as may be continued by operation of law), (ii) Merger Sub shall be the surviving company in the Merger, (iii) the Surviving Company shall possess all of the rights, privileges, powers and franchises of each of the Constituent Companies, and all property (real, personal and mixed) and all debts due to any of the Constituent Companies in whatever amount, as well as all other things in action or belonging to each of the Constituent Companies, shall be vested in the Surviving Company, (iv) all property, rights, privileges, powers and franchises and all and every other interest shall be thereafter as effectively the property of the Surviving Company as they were of the Constituent Companies, and the title to any real estate vested by deed or otherwise in any of the Constituent Companies shall not revert or be in any way impaired by reason of the Merger, and (v) all rights of creditors and all liens upon any property of any of the Constituent Companies shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Companies shall henceforth attach to the Surviving Company and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it and the Surviving Company shall timely pay such debts, liabilities and duties.

1D.          Further Assurances. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Company the title to any property or right of the Constituent Companies acquired or to be acquired by reason of, or as a result of, the Merger or to otherwise carry out the purposes of this Agreement or effect the Merger, the Surviving Company and its officers and directors shall execute and deliver all such property, deeds, assignments and assurances in law and do all acts necessary, desirable or proper to vest, perfect or confirm title to such property or right in the Surviving Company, and the officers and directors of the Constituent Companies and the officers and directors of the Surviving Company are fully authorized in the name of the Constituent Companies or otherwise to take any and all such action solely for the purposes set forth in this Section 1D.

ARTICLE 2
THE SURVIVING COMPANY

2A.          Certificate of Formation.   The Certificate of Formation of Merger Sub, as in effect at the Effective Time, shall be the Certificate of Formation of the Surviving Company until amended or repealed in accordance with the provisions thereof and applicable law.

2B.          Limited Liability Company Agreement.   The limited liability company agreement of Merger Sub, as in effect at the Effective Time, shall be the limited liability company agreement of the Surviving Company until amended or repealed in accordance with the provisions thereof and applicable law.

2C.          Managers.   The directors of the Company, as of the Effective Time, shall be the directors of the Surviving Company until their respective successors are duly elected and qualified in the manner provided in the limited liability company agreement of the Surviving Company or until their earlier resignation or removal or as otherwise provided by applicable law.

2D.          Officers.   The officers of the Company, as of the Effective Time, shall be the officers of the Surviving Company until their successors are duly elected and qualified in the manner provided in the limited liability company agreement of the Surviving Company or until their earlier resignation or removal or as otherwise provided by applicable law.

ARTICLE 3
CONVERSION OF SHARES

3A.          Conversion of Shares.   At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the holders of any of the following securities:

(i)            Each Merger Sub Common Unit issued and outstanding immediately prior to the Effective Time shall remain outstanding as one validly issued common unit of the Surviving Company (each, a “Surviving Company Common Unit”).

(ii)           Except as otherwise provided herein, each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Preferred Stock cancelled pursuant to Section 3A(iv) and other than Dissenting Shares) shall be converted into the right to receive, upon delivery of a duly executed and completed Letter of Transmittal and surrender of a Certificate formerly representing such share in the manner provided in Section 4B, the Preferred Per Share Merger Consideration, and such share of Company Preferred Stock after such conversion shall automatically be cancelled and retired and shall cease to exist. Prior to Closing, the Company shall provide Buyer and Merger Sub with a certificate (the “Preferred Allocation Certificate”) setting forth the Company Preferred Stock Merger Consideration for each holder of Company Preferred Stock (other than holders of Dissenting Shares), the aggregate portion of the Company Preferred Stock Merger Consideration to which each such holder is entitled for all shares of Company Preferred Stock held by such holder, and Buyer and the Surviving Company shall have no liability to any holder of Company Capital Stock for relying on, or paying the Company Preferred Stock Merger Consideration in accordance with, such Preferred Allocation Certificate.

(iii)          Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than other shares of Company Common Stock canceled pursuant to Section 3A(iv) and other than Dissenting Shares) shall be converted into the right to receive, upon delivery of a duly executed and completed Letter of Transmittal and surrender of a Certificate formerly representing such share in the manner provided in Section 4B, the Closing Common Per Share Merger Consideration and the Additional Per Share Merger Consideration, and such share of Company Common Stock after such conversion shall automatically be cancelled and retired and shall cease to exist.

(iv)          Each share of Company Capital Stock held in the treasury of the Company and each share of Company Capital Stock owned or held, directly or indirectly, by the Company or its wholly-owned Subsidiaries or Buyer, in each case immediately prior to the Effective Time, shall be cancelled and retired and shall cease to exist without any conversion thereof and no payment of cash or any other consideration or distribution shall be made with respect thereto.

(v)           As of the Effective Time, all shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than other shares to be canceled as provided in Section 3A(iv)) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate (other than a certificate representing Dissenting Shares) shall, to the extent such Certificate represents such shares, cease to have any rights with respect thereto, except the right to receive, upon the terms and subject to the conditions hereof, a portion of the Closing Common Stock Merger Consideration or the Company Preferred Stock Merger Consideration, as applicable, and, in the case of each share of Company Common Stock, a portion of the Additional Merger Consideration. Surrendered Certificates shall forthwith be cancelled by the Surviving Company.

(vi)          The Surviving Company shall not be liable to any Person in respect of amounts properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

3B.          Appraisal Rights.   Each issued and outstanding share of Company Capital Stock that is held by a Person who has not voted in favor of the Merger or consented thereto in writing or executed an enforceable waiver of appraisal rights to the extent permitted by applicable law and, in the case of any Person required to have exercised appraisal rights under Section 262 of Delaware Corporation Law as of the Effective Time of the Merger in order to preserve such rights, with respect to which appraisal rights under the Delaware Corporation Law have been properly exercised, shall not be converted into the right to receive any portion of the Preferred Stock Merger Consideration, the Closing Common Stock Merger Consideration or the Additional Merger Consideration, as the case may be, and shall be converted into the right to receive payment from the Surviving Company with respect thereto as provided by the Delaware Corporation Law, unless and until the holder of any such share shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the Delaware Corporation Law, in which case such share shall thereupon be deemed, as of the Effective Time, to have been cancelled and retired and to have ceased to exist and been converted into the right to receive a portion, without interest, in accordance with this Agreement, of (i) in the case of holders of Preferred Stock, the Preferred Stock Merger Consideration and (ii) in the case of holders of Company Common Stock, the Closing Common Stock Merger Consideration and the Additional Merger Consideration. From and after the Effective Time, no stockholder shall be entitled to vote his, her or its shares of Company Capital Stock for any purpose or to receive payment of dividends or other distributions on his, her or its shares (except dividends or other distributions payable to stockholders of record at a date prior to the Effective Time, or dividends that accrued thereon prior to the Effective Time, but only to the extent included in the Preferred Stock Merger Consideration). Any shares of Company Capital Stock for which appraisal rights have been properly exercised, and not subsequently withdrawn, lost or failed to be perfected, are referred to herein as “Dissenting Shares.”

ARTICLE 4
CLOSING; PAYMENT OF MERGER CONSIDERATION

4A.          Closing.   On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger and the transactions contemplated by this Agreement (the “Closing”) shall take place immediately prior to the Effective Time at the offices of Kirkland & Ellis LLP, 200 E. Randolph Dr., Chicago, IL 60601 at 10:00 a.m. local time, on the second business day following the satisfaction or waiver of the conditions set forth in Article 5 hereof (other than conditions which by their terms are to be or can be performed at the Closing; provided that such conditions are satisfied at the Closing). The date on which the Closing shall occur is referred to herein as the “Closing Date.”  On the business day immediately preceding the Closing Date, Buyer and the Company shall conduct a pre-Closing at the same location as the Closing, commencing at 10:00 a.m. local time, at which each party shall present for review by the other parties copies in execution form of all documents required to be delivered by such party at the Closing. At the Closing, Buyer and Merger Sub shall deliver to the Company all of the certificates, instruments and documents required to be delivered under Section 5C, and the Company shall deliver to Buyer and Merger Sub all of the certificates, instruments and documents required to be delivered under Section 5B.

4B.          Closing Distributions.

(i)            At the Effective Time, the Buyer shall issue to the holders of Company Capital Stock a number of shares of Buyer Common Stock equal to the Closing Merger Consideration to be distributed or delivered as set forth in clauses (ii) and (iii) of this Section 4B.

(ii)           At or after the Effective Time, upon the proper surrender and exchange of Certificates and delivery of a duly executed and completed letter of transmittal in customary form to be mutually agreed upon between Buyer and the Company (the “Letter of Transmittal”) to the Buyer, the Buyer shall distribute to (a) each holder of Company Preferred Stock the portion of the Company Preferred Stock Merger Consideration to which such holder is entitled and (b) each holder of Company Common Stock the portion of the Closing Common Stock Merger Consideration to which such holder is entitled, in each case as determined in accordance with Section 3A. Furthermore, upon surrender and exchange of Certificates and delivery of the Letter of Transmittal to the Buyer, each holder of Company Common Stock shall be irrevocably entitled to receive the portion of the Additional Merger Consideration to which such holder is entitled, to be paid to such holder as set forth in this Agreement. Notwithstanding anything contained in this Section 4B to the contrary, the provisions of this Section 4B(ii) shall not be applicable to Dissenting Shares.

(iii)          At the Effective Time, Buyer shall deliver the Adjustment Escrow Shares to the Escrow Agent for deposit into a separate escrow account (the “Adjustment Escrow Account”) established pursuant to the terms of an escrow agreement in the form of Exhibit C attached hereto (the “Adjustment Escrow Agreement”) among Buyer, Holdco, the Company Representative, the Buyer Representative and the Escrow Agent. The Adjustment Escrow Shares shall be maintained separately in the Adjustment Escrow Account, and such Adjustment Escrow Shares shall be Buyer’s sole and exclusive source of recovery for any amounts owing to Buyer pursuant to this Agreement as set forth herein.

(iv)          The applicable portion of the Merger Consideration payable to a holder of Company Capital Stock shall be made by delivery of certificates for shares of Buyer Common Stock representing such portion of the Merger Consideration unless alternative arrangements are specified by such holder in the Letter of Transmittal.

4C.          Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of the Company Capital Stock shall be made thereafter. If, after the Effective Time, valid Certificates are presented to the Surviving Company in accordance with Section 4B, such Certificates and instruments shall be cancelled and exchanged for the consideration provided in Section 4B.

4D.          Merger Consideration Adjustment.

(i)            Within 90 days following the Closing Date, the Surviving Company (or, in the event that the Post-Closing Mergers have occurred prior to such date, Holdco) shall prepare and deliver to the Company Representative and the Buyer Representative (a) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of 11:59 p.m. (Chicago, Illinois time) on the day before the Closing (the “Company Closing Balance Sheet”), (b) an unaudited consolidated balance sheet of Buyer and its Subsidiaries as of 11:59 p.m. (Chicago, Illinois time) on the day before the Closing (the “Buyer Closing Balance Sheet”) and (c) a statement (the “Closing Statement”) setting forth the Surviving Company’s (or, as applicable, Holdco’s) calculation of Company Closing Net Working Capital, Company Closing Net Indebtedness and Buyer Closing Net Working Capital. During the 90 day period following the Closing Date, the Buyer Representative shall provide the Surviving Company (or, as applicable, Holdco) with reasonable assistance, as the Surviving Company may reasonably request, in the preparation of the Buyer Closing Balance Sheet and the calculation of Buyer Closing Net Working Capital. The Company Closing Balance Sheet shall be prepared on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the financial statements included in the Company SEC Reports related to the fiscal quarter ended March 31, 2006 and the Buyer Closing Balance Sheet shall be prepared on a consolidated basis for Buyer and its Subsidiaries in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the financial statements included in the Buyer SEC Reports related to the fiscal quarter ended March 31, 2006; provided that, notwithstanding the foregoing or anything else herein to the contrary (including the definition of Buyer Net Working Capital and Company Net Working Capital), in the event that the day before the Closing Date is a date other than the last calendar day of a month, the Surviving Company (or, as applicable, Holdco) may, in the calculation of Buyer Closing Net Working Capital and Company Closing Net Working Capital, use any roll-forward from the most recent calendar month end prior to the Closing Date or similar technique as it deems reasonably necessary to calculate any component thereof. During the 20 days immediately following the Company Representative’s and Buyer Representative’s receipt of the Company Closing Balance Sheet, Buyer Closing Balance Sheet and the Closing Statement, subject to execution and delivery by the Surviving Company (or, as applicable, Holdco) of a customary hold harmless letter in favor of the Person(s) preparing such work papers, the Company Representative and Buyer Representative shall be permitted to review such working papers relating to the Company Closing Balance Sheet, Buyer Closing Balance Sheet and the Closing Statement. The Company Closing Balance Sheet, Buyer Closing Balance Sheet and the Closing Statement shall become final and binding upon the parties 20 days following the Buyer Representative’s receipt thereof unless the Company Representative or Buyer Representative gives written notice of its disagreement (each a “Notice of Disagreement”) to the other prior to such date. Any Notice of Disagreement shall (x) specify in reasonable detail the nature and amount of any disagreement so asserted, and (y) only include disagreements based on mathematical errors or based on the Company Closing Balance Sheet, Buyer Closing Balance or Closing Statement not being prepared in accordance with this Agreement.

(ii)           If a timely Notice of Disagreement is received by the Company Representative or the Buyer Representative, as applicable, then the Company Closing

Balance Sheet, the Buyer Closing Balance Sheet and the Closing Statement (as revised in accordance with clause (a) or (b) below) shall become final and binding upon the parties on the earlier of (a) the date the Company Representative and Buyer Representative resolve in writing any and all differences they have with respect to any matter specified in any Notice of Disagreement and (b) the date any matters properly in dispute are finally resolved in writing by the Accounting Firm. During the 30 days immediately following the delivery of a Notice of Disagreement, the Company Representative and Buyer Representative shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in any Notice of Disagreement, and all such discussions related thereto shall (unless otherwise agreed by Buyer Representative and the Company Representative) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. At the end of such 30-day period, the Company Representative and Buyer Representative shall submit to an accounting firm mutually agreed upon by the Company Representative and Buyer Representative (the “Accounting Firm”) for review and resolution of any and all matters (but only such matters) which remain in dispute and which were properly included in any Notice of Disagreement. Buyer Representative and the Company Representative shall instruct the Accounting Firm to make a final determination of the items included in the Company Closing Balance Sheet, the Buyer Closing Balance Sheet and the Closing Statement (to the extent such amounts are in dispute) in accordance with the guidelines and procedures set forth in this Agreement. Buyer Representative and the Company Representative will cooperate with the Accounting Firm during the term of its engagement. Buyer Representative and the Company Representative shall instruct the Accounting Firm not to, and the Accounting Firm shall not, assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer Representative, on the one hand, or the Company Representative, on the other hand, or less than the smallest value for such item assigned by Buyer Representative, on the one hand, or the Company Representative, on the other hand. Buyer Representative and the Company Representative shall also instruct the Accounting Firm to, and the Accounting Firm shall, make its determination based solely on presentations by Buyer Representative and the Company Representative which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Company Closing Balance Sheet, the Buyer Closing Balance Sheet, the Closing Statement and the resulting Company Closing Net Working Capital, Closing Net Indebtedness and Buyer Closing Net Working Capital shall become final and binding on the parties hereto on the date the Accounting Firm delivers its final resolution in writing to Buyer Representative and the Company Representative (which final resolution shall be requested by the parties to be delivered not more than 45 days following submission of such disputed matters), and such resolution by the Accounting Firm shall not be appealable. The fees and expenses of the Accounting Firm pursuant to this Section 4D(ii) shall be borne by the Surviving Company (or, as applicable, Holdco).

(iii)          If the Incremental Closing Merger Consideration is less than the Incremental Merger Consideration (such shortfall, the “Adjustment Amount”), (a) the Buyer Representative and the Company Representative shall as a portion of the Additional Merger Consideration, within five (5) business days after the Closing Statement becomes final and binding on the parties, deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to deliver the Adjustment Escrow Shares from the Adjustment Escrow Account to the holders of Company Common Stock (other than Dissenting Shares) as of immediately prior to the Effective Time and (b) Buyer (or, if the Holdco Merger has occurred, Holdco) shall issue to the holders of Company Common Stock (other than Dissenting Shares) as of immediately prior to the Effective Time a number of shares (the “Additional Shares”) equal to the Adjustment Amount, in each case with each such holder entitled to receive the Additional Per Share Merger Consideration payable for each share of Company Common Stock held by such holder immediately prior to the Effective Time.

(iv)          If the Incremental Closing Merger Consideration is greater than the Incremental Merger Consideration (such excess, the “Excess Amount”), the Buyer Representative and the Company Representative shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent, within five (5) business days after the Closing Statement becomes final and binding on the parties, to deliver to the Buyer (or, if the Holdco Merger has occurred, Holdco) for cancellation certificates for a number of shares of Buyer Common Stock (the “Give-Back Shares”) equal to the Excess Amount and if the Give-Back Shares are less than the Adjustment Escrow Shares, to deliver the remaining Adjustment Escrow Shares to holders of Company Common Stock (other than Dissenting Shares) as of immediately prior to the Effective Time, with each such holder entitled to receive the Additional Per Share Merger Consideration payable for each share of Company Common Stock held by such holder immediately prior to the Effective Time.

(v)           Buyer agrees that delivery of the Give-Back Shares from the Adjustment Escrow Account in accordance with the Adjustment Escrow Agreement shall be the sole and exclusive remedy for Buyer, the Surviving Company and Buyer Representative for payment of the Excess Amount (if any) and that the working capital adjustment and indebtedness adjustment provided for in this Section 4D, and the dispute resolution provisions provided for in this Section 4D, shall be the exclusive remedies for the matters addressed or that could be addressed therein; provided that, for the avoidance of doubt, and without limiting the generality of the foregoing, no claim by Buyer Representative for the payment of the Excess Amount shall be asserted against the holders of Company Capital Stock.

(vi)          In the event that the Holdco Merger is to be consummated immediately after the Effective Time, Holdco may, in lieu of Buyer, execute and deliver the Adjustment Escrow Agreement in the same capacity as Buyer and deliver shares of Holdco Common Stock as Adjustment Escrow Shares (in which case all references in this Agreement to Adjustment Escrow Shares being shares of Buyer Common Stock shall instead be an identical number of shares of Holdco Common Stock). In the event that the Holdco Merger is consummated prior to the date the Incremental Merger Consideration is finally determined, all references in this Section 4D to “Buyer Common Stock” shall instead be references to “Holdco Common Stock” and the number of shares of Buyer Common Stock to be issued or delivered as a result of the calculation of the Adjustment Amount, the Excess Amount and the Give-Back Shares shall instead be determined as an identical number of shares of Holdco Common Stock. In furtherance of the foregoing, in the event that the Holdco Merger is not to be consummated immediately after the Effective Time, the Company Representative and the Buyer Representative shall take such action (including, if deemed reasonably necessary, the creation of a trust of which the Company Representative serves as trustee that will be deemed the beneficial owner of the Adjustment Escrow Shares until resolution of the matters described in this Section 4D or the naming of the Escrow Agent (in its capacity as escrow agent) as the record holder of the Adjustment Escrow Shares until distribution thereof in accordance with the terms hereof) such that the shares of Buyer Common Stock in the Adjustment Escrow Account are replaced with an identical number of shares of Holdco Common Stock (it being understood and agreed that, for all purposes of the Holdco Merger, the shares of Buyer Common Stock shall be deemed issued and outstanding) and the certificate representing the shares of Buyer Common Stock that are Adjustment Escrow Shares is cancelled and a certificate representing the shares of Holdco Common Stock that are Adjustment Escrow Shares is deposited in the Adjustment Escrow Account.

4E.           Fractional Shares.

(i)            No certificates representing less than one share of Buyer Common Stock shall be issued upon the surrender for exchange of certificates representing Company Capital Stock pursuant to Article 4 hereof, and such fractional share interest will not entitle the owner thereof to vote or to any rights of a stockholder of the Buyer.

(ii)           As promptly as practicable following the Effective Time, the Buyer shall determine the excess of (x) the number of full shares of Buyer Common Stock issued by the Buyer pursuant to Section 4B(i) over (y) the aggregate number of full shares of the Buyer to be distributed or delivered pursuant to Section 4B(ii) and Section 4B(iii) (such excess being herein called the “Closing Excess Shares”). As soon after the Effective Time as practicable, the Buyer, as agent for the holders of Company Capital Stock, shall sell the Closing Excess Shares at then prevailing prices on the exchange or electronic market on which such Closing Excess Shares are traded, all in the manner provided in Section 4E(iv).

(iii)          As promptly as practicable following the determination of the Additional Merger Consideration, the Buyer shall determine the excess of (x) the number of full shares of Buyer Common Stock equal to such Additional Merger Consideration over (y) the aggregate number of full shares of the Buyer to be distributed to holders of Company Capital Stock pursuant to Section 4D(iii) or Section 4D(iv) (such excess being herein called the “Adjustment Excess Shares”). As soon after the determination of the Additional Merger Consideration as practicable, the Buyer, as agent for the holders of Company Capital Stock, shall sell the Adjustment Excess Shares at then prevailing prices  on the exchange or electronic market on which such Adjustment Excess Shares are traded, all in the manner provided in Section 4E(iv).

(iv)          The sale of the Closing Excess Shares and Adjustment Excess Shares by the Buyer shall be executed on the exchange or electronic market on which such shares are traded through one or more member firms and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Company Capital Stock, the Buyer will hold such proceeds in trust for the holders of Company Capital Stock (the “Common Shares Trust”). The Buyer shall pay all commissions, transfer taxes and other out-of-pocket transaction costs incurred in connection with such sale of the Closing Excess Shares and Adjustment Excess Shares. The Buyer shall determine the portion of the Common Shares Trust to which each holder of Company Capital Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Company Capital Stock is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Capital Stock are entitled.

(v)           In the event that the Holdco Merger is consummated prior to completion of the transactions referred to in this Section 4E, from and after consummation of the Holdco Merger, references to “Buyer” in this Section 4E shall instead be references to “Holdco” and references to “Buyer Common Stock” (included as may be determined through the calculation of Closing Excess Shares and Adjustment Excess Shares) shall instead be references to “Holdco Common Stock”.

ARTICLE 5
CONDITIONS TO CLOSING

5A.          Conditions to All Parties’ Obligations.   The obligation of each of the Company, Merger Sub and Buyer to consummate the Merger is subject to the satisfaction, or waiver by the parties hereto, of the following conditions as of immediately prior to the Effective Time:

(i)            Any applicable waiting periods under the HSR Act shall have expired or been terminated (the “HSR Approval”) and all foreign antitrust or similar approvals required for consummation of the transactions contemplated hereby shall have been obtained;

(ii)           Buyer Shareholder Approval (as defined in Section 6D) shall have been duly obtained from the stockholders of Buyer by the requisite vote under the laws of the State of Delaware and the Buyer Charter Documents, the Buyer Post-Closing Directors shall have been duly elected in accordance with applicable law and the Buyer Charter Documents, the Buyer Post-Closing Certificate of Incorporation shall have been duly filed with the Secretary of State for the State of Delaware and become effective under the  laws of the State of Delaware and not have been amended, modified or repealed;

(iii)          Company Shareholder Approval shall have been duly obtained from the stockholders of the Company by the requisite vote under the laws of the State of Delaware and the Company Charter Documents;

(iv)          Holders of less than twenty percent (20%) of the shares of Buyer Common Stock issued in Buyer’s IPO and outstanding immediately before the Closing shall have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Buyer’s Charter Documents;

(v)           The Company shall have received such consents, amendments and/or waivers under the Senior Credit Agreement, Equipment Facility, Underwriting Agreement and agreements entered into in connection therewith and other material contracts to which it is party as may be necessary such that neither the Merger nor the Post-Closing Mergers shall (with or without the passage of time) constitute a breach or a default under any such arrangement and that there is no impediment to the Holdco Merger occurring immediately after the Effective Time;

(vi)          The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding by the SEC;

(vii)         The Holdco Common Stock will be quoted or listed for trading on the Nasdaq, there will be no action or proceeding pending or threatened against Holdco or Buyer to prohibit or terminate the listing of Holdco Common Stock on the Nasdaq and Nasdaq shall not have required, as condition to such listing, any material amendment to the Investor Rights Agreement relative to the terms set forth in Exhibit F attached hereto or the Holdco Certificate of Incorporation relative to the terms set forth in Exhibit G attached hereto;

(viii)        No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the consummation of the Merger;

(ix)           The Company shall have received an opinion of maritime counsel reasonably satisfactory to the Company that the Buyer and its Subsidiaries will, immediately after giving effect to the Merger, and Holdco and its Subsidiaries will, immediately after giving effect to the Post-Closing Mergers, meet the citizenship requirements for coastwise trading and dredging in the navigable waters of the United States and with respect to such other maritime matters as the Company may reasonably request; and

(x)            This Agreement shall not have been terminated in accordance with Section 9A.

5B.          Conditions to Buyer’s and Merger Sub’s Obligations. The obligation of Buyer and Merger Sub to consummate the Merger is subject to the satisfaction, or waiver by Buyer, of each of the following additional conditions as of immediately prior to the Effective Time:

(i)            Each of the representations and warranties of the Company contained in Article 7 of this Agreement (a) that are qualified as to Company Material Adverse Effect shall be true and correct as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)), and (b) that are not so qualified shall be true and correct as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)), except for failures of the representations and warranties referred to in this clause (b) to be true and correct as do not and would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect;

(ii)           Each of the covenants and agreements of the Company to be performed as of or prior to the Closing shall have been performed in all material respects;

(iii)          The Company shall have delivered to Buyer and Merger Sub a certificate in the form of Exhibit D attached hereto dated the Closing Date and signed by a senior executive officer of the Company on behalf of the Company confirming the foregoing matters in Section 5B(i) and 5B(ii);

(iv)          The Company shall have delivered to Buyer and Merger Sub certified copies of the resolutions or consents of the Company’s board of directors and stockholders approving the Merger;

(v)           On or prior to the second business day after the date hereof, the Company Representative shall have delivered to Buyer an executed counterpart of the Voting Agreement;

(vi)          Buyer shall have received a written opinion, dated as of the Closing Date, from Sidley Austin LLP or other counsel reasonably satisfactory to the Buyer to the effect that the Merger and the Post-Closing Mergers will be treated for federal income tax purposes as “reorganizations” within the meaning of Section 368 of the Code (or, in the case of the GLDD Merger, the opinion may be to the effect that the GLDD Merger will instead be treated as a liquidation of GLDD within the meaning of Section 332 of the Code) and, with respect to the Merger, Buyer and the Company will each be a party to a reorganization within the meaning of Section 368 of the Code and, with respect to the Post-Closing Mergers, Buyer, Holdco and GLDD will each be a party to a reorganization within the meaning of Section 368 of the Code (unless the opinion states that the GLDD Merger is treated as a liquidation of GLDD within the meaning of Section 332 of the Code, in which case only the Buyer will be a party to a reorganization within the meaning of Section 368 of the Code). In rendering such opinion, Sidley Austin LLP or such other counsel may rely upon representations contained herein and customary representation letters of the Company and the Buyer.

(vii)         The Company Representative and the Escrow Agent shall have executed and delivered to the Buyer Representative the Adjustment Escrow Agreement;

(viii)        The Company Representative shall have delivered an executed counterpart to the investor rights agreement substantially in the form of Exhibit F attached hereto (the “Investor Rights Agreement”) to Buyer, Holdco, and each of the Aldabra Shareholders (as defined in the Investor Rights Agreement);

(ix)           Since December 31, 2005, there shall not have been a Company Material Adverse Effect; and

(x)            The Buyer and Merger Sub shall have received from the Company prior to the Closing Date hereof a certificate, as described in Treasury Regulation Section 1.1445-

2(c), affirming that the Company is not a U.S. real property holding company, within the meaning of Section 897 of the Code.

5C.          Conditions to the Company’s Obligations. The obligation of the Company to consummate the Merger is subject to the satisfaction, or waiver by the Company, of each of the following additional conditions as of immediately prior to the Effective Time:

(i)            Each of the representations and warranties of Buyer and Merger Sub contained in Article 8 of this Agreement (a) that are qualified as to “material adverse effect” or similar qualifier shall be true and correct as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)), and (b) that are not so qualified shall be true and correct as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)), except for failures of the representations and warranties referred to in this clause (b) to be true and correct as do not and would not reasonably be expected to have, in the aggregate, a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby; provided that, notwithstanding the foregoing, the condition in this Section 5C(i) shall be satisfied only if the representations and warranties in Section 8B of this Agreement are true and correct in all respects;

(ii)           Each of the covenants and agreements of Buyer and Merger Sub to be performed as of or prior to the Closing shall have been performed in all material respects;

(iii)          Buyer and Merger Sub shall have delivered to the Company a certificate in the form of Exhibit E attached hereto dated the Closing Date and signed by a senior executive officer of Buyer on behalf of Buyer and Merger Sub confirming the foregoing matters in Sections 5C(i) and 5C(ii);

(iv)          Buyer and Merger Sub shall have delivered to the Company certified copies of the resolutions or consents of the boards of directors and stockholders and unitholders of Buyer and Merger Sub, respectively, approving the Merger;

(v)           The Company shall have received a written opinion, dated as of the Closing Date, from Kirkland & Ellis LLP or other counsel reasonably satisfactory to the Company to the effect that the Merger and the Post-Closing Mergers will be treated for federal income tax purposes as “reorganizations” within the meaning of Section 368 of the Code (or, in the case of the GLDD Merger, the opinion may be to the effect that the GLDD Merger will instead be treated as a liquidation of GLDD within the meaning of Section 332 of the Code) and, with respect to the Merger, Buyer and the Company will each be a party to a reorganization within the meaning of Section 368 of the Code and, with respect to the Post-Closing Mergers, Buyer, Holdco and GLDD will each be a party to a reorganization within the meaning of Section 368 of the Code (unless the opinion states that the GLDD Merger is treated as a liquidation of GLDD within the meaning of Section 332 of the Code, in which case only the Buyer will be a party to a reorganization within the meaning of Section 368 of the Code). In rendering such opinion, Kirkland &

Ellis LLP or such other counsel may rely upon representations contained herein and customary representation letters of the Company and the Buyer;

(vi)          Buyer shall have made appropriate arrangements with Continental Stock Transfer & Trust Company (“Continental”) to have the Trust Fund disbursed to the Surviving Company immediately upon Closing, not less than $40,000,000 of such cash released from the Trust Fund shall be available to the Surviving Company for repayment of debt of the Surviving Company and its Subsidiaries (including the Company and Subsidiaries of the Company as of the date of this Agreement) and payment of fees and expenses related to the transactions contemplated hereby (which expenses shall not include, for the avoidance of doubt, any amount to be paid to holders of Buyer Common Stock that have exercised their Conversion Rights) and there shall be no action or proceeding pending or threatened with respect to or against the Trust Fund other than claims by holders of Buyer Common Stock solely arising from the exercise of Conversion Rights;

(vii)         Buyer’s arrangements to pay the Buyer Representative $7,500 per month or any other fee or expense shall be terminated as of the Effective Time without further liability to Buyer or any of its post-Closing Affiliates;

(viii)        The period for delivery of notice of intent to exercise appraisal rights with respect to the Holdco Merger shall have expired and holders of less than 1% of the Buyer Common Stock (determined as of immediately prior to the Holdco Merger) shall have properly exercised, and not properly withdrawn, appraisal rights under Section 262 of the Delaware Corporation Law with respect to the Holdco Merger;

(ix)           The Holdco Certificate of Incorporation shall have been filed with the Secretary of State for the Delaware, shall have become effective under the laws of the State of Delaware and shall not have been amended, modified or repealed, the Holdco Bylaws shall be in full force and effect without amendment, modification or repeal and the Buyer Post-Closing Directors shall be the directors of Holdco;

(x)            At or prior to Closing, Buyer, Holdco, and each of the Aldabra Shareholders (as defined in the Investor Rights Agreement) shall have delivered to the holders of Company Capital Stock an executed counterpart to the Investor Rights Agreement; and

(xi)           The Buyer Representative, Buyer, Holdco and the Escrow Agent shall have executed and delivered to the Company Representative the Adjustment Escrow Agreement.

5D.          Waiver of Condition. Any condition to the Closing for a party’s benefit may be waived by such party in a writing executed by such party.

ARTICLE 6
CERTAIN COVENANTS PRIOR TO THE EFFECTIVE TIME

6A.          Access.   During the period from the date of this Agreement to the earlier of the Closing and the date that this Agreement is terminated in accordance with its terms, each party  shall grant to the other and its authorized representatives reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of the other to the extent reasonably necessary for consummation of the transactions contemplated hereby; provided that such access does not unreasonably interfere with the normal operations of any party; provided further that all requests for access with respect to the Company and its Subsidiaries shall be directed to Douglas Mackie, Richard Lowry, Deborah Wensel or such other Person as the Company may designate in writing from time to time (the “Company Designated Contacts”) and all requests for access with respect to Buyer and Merger Sub shall be directed to Jason Weiss and Nathan Leight or such other Person as the Buyer may designate in writing from time to time (the “Buyer Designated Contacts”); provided, however, that nothing herein shall require any party to provide access or to disclose any information to any other party if such access or disclosure (i) would cause significant competitive harm to such party if the transactions contemplated by this Agreement are not consummated or (ii) would be in violation of applicable laws or regulations of any governmental entity (including the HSR Act and other anti-competition laws) or the provisions of any agreement to which such party is a party. Other than the Company Designated Contacts or as expressly provided in the preceding sentence, Buyer is not authorized to and shall not (and shall cause its employees, agents, representatives and Affiliates not to) contact any officer, director, employee, franchisee, customer, supplier, distributor, lender or other material business relation of the Company or any of its Subsidiaries prior to the Closing without the prior written consent of the Company. In no event shall any Phase II or invasive soil testing be permitted without the prior written consent of the Company. Each party shall, and shall cause its representatives to, abide by the terms of the Confidentiality Agreement with respect to such access and any information furnished to it or its representatives pursuant to this Section 6A.

6B.          Ordinary Conduct of Company.   During the period from the date of this Agreement to the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with its terms, except as set forth on Section 6B of the Company Disclosure Letter, or as otherwise consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as otherwise contemplated by this Agreement, the Company shall not, and shall cause each of its Subsidiaries not to:

(i)            make any material change in the conduct of its business, except for changes that are in the ordinary course or not inconsistent in material respects with past practice;

(ii)           enter into a new agreement that would be included in the definition of Company Material Contracts if it had been entered into as of the date of this Agreement or amend in a material manner any of the Company Material Contracts, other than in the ordinary course of business consistent in material respects with past practice or as otherwise necessary for the maintenance of property relating to their respective businesses or as otherwise necessary to permit the consummation of the Merger, the Post-Closing Mergers and the other transactions and actions contemplated by this Agreement;

(iii)          amend the Company Charter Documents;

(iv)          acquire or agree to acquire by merging or consolidating with or purchasing a substantial equity interest in or substantially all the assets of, or otherwise acquire any business or any corporation, partnership, association or other business organization or division thereof;

(v)           except in the ordinary course of business consistent with past practice, sell, lease, sublease, mortgage, pledge or otherwise encumber or dispose of any of the material properties, assets or equipment owned by the Company or its Subsidiaries, or enter into any agreement regarding the foregoing;

(vi)          declare or pay any dividends on or make any distributions in respect of any of its capital stock, except for dividends by a wholly owned Subsidiary of the Company or such Subsidiary and except for amounts that would reduce the amounts that would otherwise be included in the computation of Company Closing Net Indebtedness;

(vii)         repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any shares of its capital stock or of the capital stock of any of its Subsidiaries, except for repurchases, redemptions and acquisitions from employees upon termination of employment;

(viii)        issue, sell, split, combine or reclassify any of its capital stock or equity securities, securities convertible into its capital stock or equity securities, or any options, warrants or other rights to purchase its capital stock or equity securities, or enter into any agreement regarding the foregoing;

(ix)           incur any indebtedness for borrowed money or any capitalized lease obligations, or guarantee any such indebtedness or capitalized lease obligations, or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries, or guarantee any debt securities of others, other than (x) in the ordinary course of business consistent with past practice, (y) pursuant to the Equipment Facility, the Senior Credit Agreement or the Underwriting Agreement, or (z) amounts that will be included in the computation of Company Closing Net Indebtedness;

(x)            subject to any material Lien any portion of its material properties or assets;

(xi)           prepare or file any Tax Return inconsistent in any material respect with past practice or, on any such Tax Return, take any position, make an election, or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

(xii)          except in the ordinary course of business or as required by law or contractual obligations or other agreements existing on the date hereof, increase in any manner the compensation of, or enter into any new bonus, incentive, employee benefits, severance or termination agreement or arrangement with, any of its officers or employees; or

(xiii)         agree to do any of the foregoing

6C.          Exclusive Transaction.   The Company agrees that from the date of this Agreement and until the earlier of the Closing Date and the date that this Agreement is terminated in accordance with its terms, the Company shall not enter into negotiations or any agreement regarding the terms of any sale of all or more than 20% of the Company Capital Stock or assets of the Company with any Person other than Buyer, its Affiliates and their respective representatives. The Buyer agrees that from the date of this Agreement until the earlier of the Closing Date and the date that this Agreement is terminated in accordance with its terms, Buyer shall not enter into any negotiations or any agreement regarding a “business combination” (as defined in Buyer’s certificate of incorporation). Notwithstanding the foregoing, the Company and Buyer may enter into negotiations otherwise prohibited by this Section 6C if it is advised by its outside counsel that failure to enter into negotiations would cause its board of directors to violate its fiduciary duties, in which case each of the Company and Buyer may enter into negotiations otherwise prohibited by this Section 6C as long as such party does not take any other action prohibited by this Section 6C.

6D.          Joint Prospectus/Proxy Statement; Buyer Shareholder Approval.

(i)            Buyer shall, and shall cause Holdco to, within twenty (20) days of its receipt of (x) all required information for inclusion in the Joint Prospectus/Proxy Statement (as hereinafter defined) from the Company and (y) the consent of Deloitte & Touche LLP with respect to the inclusion in the Joint Prospectus/Proxy Statement of the audited and unaudited (as applicable) consolidated financial statements of the Company and its Subsidiaries prepared by Deloitte & Touche LLP, file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (or such other appropriate form) (the “Registration Statement”) containing: (i) a proxy statement in preliminary form or such other form, statement or report as may be required under the federal securities laws relating to a shareholders meeting (the “Shareholder Meeting”) to be held by Buyer to obtain Buyer Shareholder Approval (as hereinafter defined); and (ii) a prospectus relating to the shares of Buyer Common Stock to be issued to holders of the Company’s Capital Stock in the Merger and the shares of Holdco Common Stock to be issued to holders of Buyer Common Stock in the Holdco Merger (such joint proxy statement or such other form and prospectus, and any amendments or supplements thereto (the “Joint Prospectus/Proxy Statement”)), which Joint Prospectus/Proxy Statement may be used as an Information Statement by the Company with respect to the holders of Company Capital Stock. Buyer shall duly call, give notice of, convene and hold the Shareholder Meeting and solicit proxies as promptly as reasonably practicable in accordance with applicable law for the purpose of seeking Buyer Shareholder Approval. “Buyer Shareholder Approval” shall mean collectively, (A) the affirmative vote of the holders of a majority of the shares of common stock issued in Buyer’s initial public offering (the “IPO Shares”) in favor of the transactions contemplated by this Agreement and other shareholders of the Buyer shall have voted their shares in the same manner as the majority of IPO Shares, in accordance with, and as required by, Buyer Charter

Documents, (B) the affirmative vote of Buyer’s shareholders necessary under the Buyer Charter Documents and applicable law necessary to cause the directors of the Buyer as of the Effective Time to consist of the following individuals:  Thomas Souleles, Douglas Grissom, Douglas Mackie, Nathan Leight, Jason Weiss, Jonathan Berger, Peter Deutsch, and one other individual qualified as an independent director under the applicable federal securities and regulations and the regulations of Nasdaq, as designated in writing by the Company Representative (collectively, the “Buyer Post-Closing Directors”), (C) the affirmative vote of Buyer’s shareholders necessary to amend Buyer’s Certificate of Incorporation to increase the number of authorized shares of Buyer Common Stock to a number sufficient to satisfy Buyer’s obligations under this Agreement with respect to the issuance of Buyer Common Stock, but in no event to exceed 40,000,000 shares of Buyer Common Stock (as so amended, the “Buyer Post-Closing Certificate of Incorporation”), and (D) the affirmative vote of Buyer’s shareholders necessary to approve the Holdco Merger.

(ii)           Buyer agrees that the Joint Prospectus/Proxy Statement will comply in all material respects with all of the requirements of the Exchange Act and Buyer will ensure that the Joint Prospectus/Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Buyer with respect to information supplied in writing by the Company expressly for inclusion in the Joint Prospectus/Proxy Statement. Buyer shall promptly correct any information provided by it for use in the Joint Prospectus/Proxy Statement if and to the extent that such information becomes false or misleading and shall take all steps necessary to cause the Joint Prospectus/Proxy Statement as so corrected to be filed with the SEC and disseminated to its shareholders and the holders of Company Capital Stock, in each case as and to the extent required by the Securities Act or the Exchange Act. Buyer shall give the Company and its counsel a reasonable opportunity (but no more than 5 Business Days) to review and comment on the Joint Prospectus/Proxy Statement, and any amendments or supplements thereto, prior to the filing of any such documents with the SEC and Buyer will give due consideration to the Company’s comments. Buyer will provide to the Company and its counsel any comments that Buyer or its counsel may receive from the SEC or its staff, whether written or oral, with respect to the Joint Prospectus/Proxy Statement promptly after receipt of any such comments. Buyer will use its reasonable best efforts to respond promptly to any comments received from the SEC or its staff.

(iii)          The Company will ensure that none of the information regarding the Company or its Subsidiaries supplied by the Company, its representatives, or any Subsidiary expressly for inclusion in the Joint Prospectus/Proxy Statement (including any information included in consolidated financial statements or other financial information required to be included in the Joint Prospectus/Proxy Statement) will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading. If at any time prior to Closing, a change in such information which would make the preceding sentence incorrect should be discovered by the Company, the Company will promptly notify Buyer of such change. Buyer shall promptly correct any such information in the Joint Prospectus/Proxy Statement and shall take all steps necessary to cause the Joint Prospectus/Proxy Statement as so corrected to be filed with the SEC and disseminated to its shareholders and the holders of Company Capital Stock, in each case as and to the extent required by the Exchange Act. The Company and its representatives agree to reasonably cooperate with Buyer in its preparation of the Joint Prospectus/Proxy Statement and the filing of the Joint Prospectus/Proxy Statement with the SEC.

(iv)          The Company agrees to use its commercially reasonable efforts to obtain the auditors’ consents with respect to the inclusion of its consolidated financial statements in the Joint Prospectus/Proxy Statement, and to otherwise provide as soon as reasonably practicable any information about the Company and its Subsidiaries required by the Exchange Act reasonably sufficient to permit Buyer to prepare and file the Joint Prospectus/Proxy Statement.

(v)           Buyer, through its board of directors, shall recommend to its shareholders that they give the Buyer Shareholder Approval and, subject to applicable law and the exercise of its fiduciary duties (in the good faith judgment of its board of directors based on the advice of independent legal counsel), shall not withdraw or modify its recommendation. Buyer shall use its reasonable best efforts to obtain the Buyer Shareholder Approval.

6E.           Tax Treatment.   The parties shall cooperate with each other and use their respective reasonable efforts to cause the Merger and the Post-Closing Mergers to qualify as “reorganizations” within the meaning of Section 368 of the Code (the “Intended Tax Treatment”), including (i) not taking any action that such party knows is reasonably likely to prevent the Intended Tax Treatment, (ii) executing such amendments to this Agreement as may be reasonably required in order to obtain the Intended Tax Treatment (it being understood that no party will be required to agree to any such amendment that it determines in good faith materially adversely affects the value of the transactions contemplated hereby to such party or its stockholders), and (iii) unless waived in writing by Buyer or the Company, as applicable, using their respective reasonable best efforts to obtain the opinions referred to in Section 5B(vi) or Section 5C(v), including by executing customary letters of representation. In the event that, for any reason, any party (the “Delivering Party”) learns that the opinion referred to in Section 5B(vi) or Section 5C(v), as applicable, cannot be, or may not be, delivered for any reason, it shall deliver prompt written notice of such fact to the other party (the “Receiving Party”), in which case such Receiving Party shall have a period of 30 days to if it so elects (a) find other reputable tax counsel reasonably satisfactory to Buyer (in the case of the opinion referred to in Section 5B(vi)) or the Company (in the case of the opinion referred to in Section 5C(v)) to deliver such opinions to Buyer or the Company, respectively, (b) agree to amend this Agreement to provide that the condition referred to in Section 5B(vi) or Section 5C(v) shall provide for obtaining an IRS private letter ruling to the effect that the Merger and the Post-Closing Mergers will be treated for federal income tax purposes as “reorganizations” within the meaning of Section 368 of the Code (or, in the case of the GLDD Merger, the private letter ruling may be to the effect that the GLDD Merger will instead be treated as a liquidation of GLDD within the meaning of Section 332 of the Code) and, with respect to the Merger, Buyer and the Company will each be a party to a reorganization within the meaning of Section 368 of the Code and, with respect to the Post-Closing Mergers, Buyer, Holdco and GLDD will each be a party to a reorganization within the meaning of Section 368 of the Code (unless the opinion states that the GLDD Merger is treated as a liquidation of GLDD within the meaning of Section 332 of the Code, in which case only the Buyer will be a party to a reorganization within the meaning of Section 368 of the Code), or (c) offer to amend the structure contemplated by this Agreement; provided that, notwithstanding anything in this Agreement to the contrary, the Receiving Party shall not be obligated to take any of the actions referred to in this sentence, but if the Receiving Party does so elect, without limiting any other rights of termination available to the Delivering Party, the Delivering Party shall not have the right to terminate this Agreement by reason of failure of such condition unless the Delivering Party does not cause the satisfaction of such condition at or prior to Closing. In the event that the Receiving Party elects option (a) or (b) of the foregoing sentence, each party shall execute and deliver to such firm customary letters of representation that would reasonably be expected to be delivered by such party in connection with such opinion or IRS private letter ruling and if the Receiving Party elects option (c) of the foregoing sentence, each party shall, and shall cause their respective affiliates party to this Agreement to, execute such amendments unless (i) either party, in consultation with its advisors can reasonably conclude that such alternative structure proposed would substantially increase the tax costs of the transactions to the parties and/or its stockholders relative to the Intended Tax Treatment and the other party is not willing to bear such increased costs upon consummation of the transactions contemplated hereby and thereby or (ii) either party reasonably determines that such alternative structure results in a material adverse change to the economics of the transactions contemplated by this Agreement to such party.

6F.           Ordinary Conduct of Buyer.   During the period from the date of this Agreement to the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with its terms, except as otherwise consented to by the Company in writing or as otherwise contemplated by this Agreement, each of Buyer and Merger Sub shall not and shall cause each of their respective Subsidiaries not to:

(i)            make any material change in the conduct of its business, except for changes that are in the ordinary course of business consistent with past practice;

(ii)           issue, sell, split, combine or reclassify any of its capital stock or equity securities, securities convertible into its capital stock or equity securities, or warrants, options or other rights to purchase its capital stock or equity securities;

(iii)          subject to any Lien any portion of its material properties or assets (including any cash in the Trust Fund);

(iv)          incur any indebtedness for borrowed money or any capitalized lease obligations or guaranteed any such indebtedness or capitalized lease obligations or issue or sell any debt securities or warrants or rights to acquire any debt securities of Buyer or guarantee any debt securities of Buyer, that would not be included in the computation of Buyer Closing Net Working Capital;

(v)           spend any cash in the Trust Fund or spend any other cash other than for payment of liabilities incurred in the ordinary course of business or declare or pay any dividends on or make any distributions in respect of any of its capital stock;

(vi)          make any loans or advances to, or guarantees for the benefit of, any Persons (except to employees in the ordinary course of business);

(vii)         enter into a new agreement that would be included in the definition of Buyer Material Contracts if it had been entered into as of the date of this Agreement or amend in a material manner any of the Buyer Material Contracts or, other than in the ordinary course of business consistent with past practice or as otherwise necessary for the maintenance of property relating to their respective businesses;

(viii)        amend its certificate of incorporation or bylaws;

(ix)           incur any material Tax liability that is not paid prior to Closing;

(x)            approve or enter into any employee plans, programs, practices or arrangements;

(xi)           acquire by merging or consolidating with, or agreeing to merge or consolidate with, or purchase substantially all the assets of, or otherwise acquire any business or any corporation, partnership, association or other business organization or division thereof;

(xii)          prepare or file any Tax Return inconsistent in any material respect with past practice or, on any such Tax Return, take any position, make an election, or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

(xiii)         except in the ordinary course of business or as required by law or contractual obligations or other agreements existing on the date hereof, increase in any manner the compensation of, or enter into any new bonus, incentive, employee benefits, severance or termination agreement or arrangement with, any of its officers or employees; or

(xiv)        agree to do any of the foregoing.

Notwithstanding the foregoing, in no event shall the aggregate amount of indebtedness and capitalized lease obligations incurred and/or guaranteed by Buyer and/or any of its Subsidiaries exceed $1,000,000.00 in the aggregate (disregarding for this purpose any obligations of Buyer to pay for shares of Buyer Common Stock pursuant to the exercise of Conversion Rights).

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Buyer and Merger Sub to enter into this Agreement, the Company hereby represents and warrants that, except as set forth in the Company Disclosure Letter or as set forth in the Company SEC Reports filed on or prior to the date hereof:

7A.          Organization and Corporate Power.   Each of the Company and GLDD is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify or be in good standing would have a Company Material Adverse Effect. The Company and its Subsidiaries have all requisite corporate power and authority necessary to own and operate their properties and to carry on their businesses as now conducted and to enter into this Agreement and consummate the transactions contemplated hereby. The copies of the Company’s Certificate of Incorporation and By-Laws which have been made available to Buyer reflect all amendments made thereto at any time prior to the date of this Agreement.

7B.          Company Capital Stock.   The authorized capital stock of the Company consists of (i) 90,000 shares of Series A Preferred Stock, of which (as of the date hereof) 77,500 shares are issued and outstanding and owned of record as set forth on Section 7B of the Company Disclosure Letter, (ii) 10,000 shares of Series B Preferred Stock, of which (as of the date hereof) 9,471 shares are issued and outstanding and owned of record as set forth on Section 7B of the Company Disclosure Letter and (iii) 1,500,000 shares of Company Common Stock, of which (as of the date hereof) 996,400 shares are issued and outstanding and owned of record as set forth on Section 7B of the Company Disclosure Letter. All of the outstanding shares of Company Capital Stock have been duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Corporation Law, the Company’s Charter Documents or any other agreement to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of capital stock of the Company may vote (“Voting Company Debt”). Except as may exist in the Management Equity Agreement, Subscription Agreement or the Registration Rights Agreement, (x) there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock or other equity rights, stock or other equity appreciation rights, stock or other equity-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound and (y) there are not any outstanding contractual obligations of Buyer to repurchase, redeem or otherwise acquire any capital stock of other equity interests in Buyer.

7C.          Subsidiaries.   Section 7C of the Company Disclosure Letter sets forth the name of each Material Subsidiary of the Company, the jurisdiction of its incorporation or organization and the outstanding capital stock or other equity interests of such Subsidiary owned by the Company or any of its Subsidiaries. Each such Material Subsidiary listed on Section 7C of the Company Disclosure Letter is an entity validly existing and in good standing (or an equivalent foreign concept to the extent applicable) under the laws of the jurisdiction of its incorporation or organization and is qualified to do business in each jurisdiction in which the failure to so qualify or be in good standing would have a Company Material Adverse Effect. Except as set forth on Section 7C of the Company Disclosure Letter, all of the outstanding capital stock or other equity securities of each such Material Subsidiary are owned by the Company or another Subsidiary of the Company free and clear of any Liens, other than Permitted Encumbrances. Except for Inactive Subsidiaries and except as otherwise set forth on Section 7C of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any shares of stock or any other security or interest in any other Person.

7D.          Authorization; No Breach.   This Agreement has been duly executed and delivered by the Company and, assuming receipt of the Company Shareholder Approval, constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles. Assuming receipt of the consents set forth on Section 7D of the Company Disclosure Letter and the HSR Approval or except as set forth on Section 7D of the Company Disclosure Letter, none of the execution, delivery nor performance of this Agreement by the Company nor the consummation of the transactions contemplated hereby nor compliance by the Company with the terms hereof will (i) conflict with or result in any material breach of any of the provisions of, (ii) constitute (with or without due notice or the passage of time or both) a material default under, (iii) give any third party the right to terminate, amend, cancel or accelerate, (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of the shares of capital stock or any assets of the Company or its Subsidiaries or (v) require any filing with, or permit, authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, except as has been obtained or as contemplated in this Agreement (including Section 1B and Section 5A(i)), under (a) the Company Charter Documents, (b) any Company Material Contract, (c) any judgment, order or decree to which the Company or any of its Subsidiaries is subject, or (d) any law statute, rule or regulation to which the Company or any of its Subsidiaries is subject, except in the cases of clauses (b), (c) and (d) foregoing, as would not result in a Company Material Adverse Effect.

7E.           Company SEC Reports; Financial Statements.

(i)            The Company has made available to Buyer a correct and complete copy of each report, registration statement and definitive proxy statement filed by the Company or any of its Subsidiaries with the SEC since January 1, 2005 (the “Company SEC Reports”), which are all the forms, reports and documents required to be filed by the Company or any of its Subsidiaries with the SEC prior to the date of this Agreement. As of their respective dates, the Company SEC Reports (including the financial statements included therein): (x) were prepared in accordance with, and complied in all material respects with, the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (y) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)           Each set of financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, including each Company SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents or will fairly present in all material respects the consolidated financial position of GLDD and its Subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for GLDD and its Subsidiaries for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Company Material Adverse Effect.

(iii)          The Company, on a stand-alone basis, has no liabilities required to be included on a balance sheet prepared in accordance with GAAP other than (A) guarantees of obligations of its wholly-owned Subsidiaries, (B) liabilities that arise from ownership of its Subsidiaries, (C) transaction expenses related to the transactions contemplated hereby, (D) liabilities incidental to its existence (e.g., franchise taxes), and (E) other liabilities which are not material to the Company and its Subsidiaries on a consolidated basis. Without regard to any differences in the stockholders’ equity line or that may relate to the Company Preferred Stock and the accrued and unpaid dividends thereon, the consolidated financial statements of the Company and its Subsidiaries for each period covered by the Company SEC Reports (other than quarterly Company SEC Reports on Form 10-Q for the periods ended March 31, 2005, June 30, 2005 and September 30, 2005) will not differ from the consolidated financial statements of GLDD and its Subsidiaries included in the Company SEC Reports for such periods in a manner that would reflect a Company Material Adverse Effect.

(iv)          The Company and its Subsidiaries have no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in the Company SEC Reports which are, individually or in the aggregate, material to the business, results of operations or financial condition of Buyer, except (A) liabilities provided for in or otherwise disclosed in the Company SEC Reports filed prior to the date hereof, (B) liabilities incurred since March 31, 2006 in the ordinary course of business, (C) liabilities disclosed in the Company Disclosure Letter and (D) other liabilities which would not have a Company Material Adverse Effect.

7F.           Absence of Certain Developments.   Except as set forth in Section 7F of the Company Disclosure Letter or as otherwise contemplated by this Agreement, during the period from December 31, 2005 to the date of this Agreement, neither the Company nor any of its Subsidiaries has:

(i)            operated in any material respect other than in the ordinary course of business consistent with past practice;

(ii)           issued or sold any of its capital stock or equity securities, securities convertible into its capital stock or equity securities, or warrants, options or other rights to purchase its capital stock or equity securities;

(iii)          subjected to any material Lien any portion of its properties or assets;

(iv)          incurred any indebtedness for borrowed money or any capitalized lease obligations, or guaranteed any such indebtedness or capitalized lease obligations, or issued or sold any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries, or guaranteed any debt securities of others, other than (x) in the ordinary course of business consistent with past practice, (y) pursuant to the Equipment Facility, the Senior Credit Agreement or the Underwriting Agreement, or (z) amounts that will be included in the computation of Company Closing Net Indebtedness;

(v)           sold, assigned or transferred any material portion of its tangible assets, except in the ordinary course of business;

(vi)          sold, assigned or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, except in the ordinary course of business;

(vii)         made or granted any material bonus or any material compensation or salary increase to any former or current employee or group of former or current employees (except in the ordinary course of business in accordance with past practice), or made or granted any material increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or severance agreement or employment contract or adopted any new employee benefit plan or arrangement or severance agreement or employment contract;

(viii)        made any loans or advances to, or guarantees for the benefit of, any Persons, other than (x) in the ordinary course of business consistent with past practices, (y) intercompany loans and advances among or between the Company and its Subsidiaries and (z) pursuant to the Equipment Facility, the Senior Credit Agreement, the Underwriting Agreement or the Indenture; or

(ix)           suffered any material damage, destruction or other casualty loss with respect to material property owned by the Company or any of its Subsidiaries that is not covered by insurance.

7G.          Real Property.

(i)            With respect to each parcel of Owned Real Property, and except for matters that would not have a Company Material Adverse Effect:  (a) the Company or one of its Subsidiaries has good fee simple title, free and clear of all Liens, except Permitted Encumbrances; (b) neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (c) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof.

(ii)           The Company has not received written notice of any material default under any of the Leases which has not been cured or waived. To the Company’s knowledge, except as may arise from consummation of the transactions contemplated hereby or except as set forth on Section 7G(ii) of the Company Disclosure Letter, no event has occurred which would allow the other party thereto to terminate or accelerate performance under or otherwise modify (including upon the giving of notice or the passage of time) any of such Leases.

(iii)          Except (a) as set forth on Section 7G(iii) of the Company Disclosure Letter, (b) as set forth in the Company SEC Reports, (c) for Permitted Encumbrances, and (d) as would not otherwise result in a Company Material Adverse Effect, the Company or one of its Subsidiaries owns, free and clear of all Liens, or has a contract, license or lease to use, all of the personal property and assets shown on the balance sheet included in the Company SEC Reports as of and for the period ended March 31, 2006, acquired thereafter or located on its premises which is material to its business or operations.

7H.          Tax Matters.

(i)            Except as set forth on Section 7H of the Company Disclosure Letter, (A) the Company and each of its Subsidiaries has timely filed all material Tax Returns that it is required to file; (B) to the Company’s knowledge, all such Tax Returns are accurate and complete in all material respects, (C) except as would not result in a Company Material Adverse Effect, all Taxes due and owing by the Company or any of its Subsidiaries shall have been paid by the Company or its Subsidiaries; (D) no deficiency or proposed adjustment which has not been paid or resolved for any material amount of Tax has been asserted, proposed or assessed by any Taxing authority against the Company or any of its Subsidiaries; (E) neither the Company nor any of its Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any Taxing authority and neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to any Taxes, in both cases other than for consents and extensions which by their terms have expired; (F) as of the date hereof, there are no ongoing or pending or, threatened in writing, Tax audits, examinations, or investigations in respect of Taxes of the Company or any of its Subsidiaries by any Taxing authority against the Company or any of its Subsidiaries; (G) except as would not result in a Company Material Adverse Effect, the unpaid Taxes of the Company and its Subsidiaries for Tax periods through March 31, 2006 do not exceed the accruals and reserves for

Taxes (excluding accruals and reserves for deferred Taxes) set forth on the financial statements included in the Company SEC Reports; (H) with respect to all Tax years ending on or before December 31, 1992, the federal income Tax Returns referred to in clause (A) have been examined by the IRS or the appropriate Taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (I) there are no material Liens relating to Taxes on any of the assets of the Company or any of its Subsidiaries, except for Liens relating to current Taxes not yet due and payable or relating to Taxes that are being contested in good faith; (J) during the last five years, neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code applied; and (K) neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2) or reported a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(ii)           No payment or other benefit will result from the transactions contemplated by this Agreement based on arrangements entered into by the Company or any of its Subsidiaries that is (or under Section 280G of the Code and the Treasury Regulations thereunder is presumed to be) a parachute payment to a disqualified individual as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder.

(iii)          Neither the Company nor any of its Subsidiaries has received within the last five years prior to the date hereof a Tax opinion by counsel with respect to, in connection with or related to a transaction outside the ordinary course of the Company’s or the Subsidiary’s business.

7I.            Company Material Contracts.   Except as disclosed on Section 7I of the Company Disclosure Letter, the Company or one of its Subsidiaries, as applicable, has performed all material obligations required to be performed by them to date under the Company Material Contracts and, assuming receipt of consents specified on Section 7D of the Company Disclosure Letter, is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, except for failures to perform or any such breach or default that would not result in a Company Material Adverse Effect.

7J.           Intellectual Property.   Except as set forth on Section 7J of the Company Disclosure Letter, the Company or one of its Subsidiaries owns and possesses good title to all Company Intellectual Property. No claims are pending in writing or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries as of the date of this Agreement with respect to the ownership, use or validity of any Company Intellectual Property, other than claims which if determined adversely to the Company and its Subsidiaries would not result in a Company Material Adverse Effect. Except as set forth on Section 7J of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries have been sued or charged as a defendant in any claim, suit, action, or proceeding which involves a claim of infringement of any Intellectual Property Rights of any third party and which has not been finally terminated prior to the date hereof, other than suits or charges which if determined adversely to the Company and its Subsidiaries would not result in a Company Material Adverse Effect.

7K.          Legal Proceedings.   Except as set forth on Section 7K of the Company Disclosure Letter, as of the date of this Agreement, there are no actions, suits, proceedings or orders pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which if determined adversely to the Company or any of its Subsidiaries would result in a Company Material Adverse Effect.

7L.           Brokerage.   There are no claims for brokerage commissions, finders fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or any of its Subsidiaries.

7M.         Company Employee Benefit Plans.

(i)            Section 7M of the Company Disclosure Letter lists all Plans. Copies of all Plans and the summary plan descriptions, the most recent annual reports on Internal Revenue Service Form 5500 and actuarial reports, if applicable, and, if not applicable, statement of trust assets, for such Plans have been made available to the Buyer.

(ii)           Except as set forth on Section 7M of the Company Disclosure Letter or except as would not result in a Company Material Adverse Effect, (A) there is no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA, and Section 412 of the Code with respect to any Plan that is subject to such sections, (B) no “reportable event” (other than those for which the 30-day notice to the Pension Benefit Guaranty Corporation (“PBGC”) has been waived) or “prohibited transaction” (other than those for which there is an available exemption) (as such terms are defined in ERISA and the Code, as applicable) has occurred with respect to any Plan during the five years preceding the Closing Date, (C) each Plan is and has been operated in compliance in all material respects with the presently applicable provisions of ERISA, the Code and other applicable law, (D) neither the Company nor any of its Subsidiaries has incurred any liability under Title IV of ERISA to the PBGC in connection with any Plan subject to Title IV of ERISA that has not been fully paid prior to the date hereof, other than liability for premiums due the PBGC, which premiums have been paid when due, and no such Plan has been terminated or is reasonably expected to be terminated or to be subject to proceedings by the PBGC under Title IV of ERISA on or before the Closing Date, (E) the IRS has issued, with respect to each Plan intended to be tax qualified under Sections 401(a) and 501(a) of the Code, a letter determining that such Plan is qualified and its related trust is exempt from United States federal income tax under Sections 401(a) and 501(a) of the Code, respectively, and there has been no occurrence affecting the form or operation of any Plan since the date of any such determination letter which is likely to adversely affect such qualification, (F) no Plan is a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), and no withdrawal liability has been incurred by or asserted against the Company or any of its Subsidiaries with respect to any employee pension benefit plan which is a multiple employer plan or a multiemployer plan, (G) the Company has received no notice and has no knowledge or reasonable expectation that any Plan is currently insolvent or currently in reorganization within the meaning of Title IV of ERISA or that increased contributions to any Plan are currently required to avoid a reduction in plan benefits or the imposition of any excise tax, and (H) as of the date of this Agreement, there are no actions or claims existing or pending (other than routine claims for benefits) or threatened with respect to any Plan, and neither the Company nor any of its Subsidiaries has been notified of any audit or investigation of a Plan by any applicable governmental entity. The Company does not make the representations in Subsections (A), (B), (C), (E) and (H) of this clause (ii) as to any Plan which is a multiemployer plan.

(iii)          Except as set forth on Section 7M of the Company Disclosure Letter or except as would not result in a Company Material Adverse Effect, (A) each Plan that is a “group health plan” (as defined in Section 4980B of the Code) has been operated in material compliance with Section 4980B of the Code and the Health Insurance Portability and Accountability Act of 1996, (B) neither the Company nor any of its Subsidiaries has any material obligation or liability to provide medical, life insurance or supplemental pension benefits in respect of any current or former employees or independent contractors of the Company or any of its Subsidiaries beyond their retirement, and (C) no Plan provides for severance pay, unemployment compensation or any similar payment with respect to any current or former employee or independent contractor of the Company or any of its Subsidiaries. The Company does not make the representations in this clause (iii) with respect to any Plan which is a multiemployer plan.

(iv)          Except as set forth on Section 7M of the Company Disclosure Letter or except as would not result in a Company Material Adverse Effect, all contributions required to be made by the Company or any of its Subsidiaries under applicable law or the terms of any Plan or collective bargaining agreement have been made within the time prescribed by such law, Plan or collective bargaining agreement.

(v)           Except as set forth on Section 7M of the Company Disclosure Letter or except as would not result in a Company Material Adverse Effect, the Company and each of its Subsidiaries (A) is in compliance with all applicable laws respecting employment, employment practices, terms and conditions of employment and wages and hours (including, but not limited to, the Worker Adjustment Retraining Notification Act, the Age Discrimination in Employment Act, the Civil Rights Act of 1964, the Equal Pay Act, the Occupational Safety and Health Act, the Fair Labor Standards Act, the Americans with Disability Act of 1990, the Family and Medical Leave Act of 1993, and any other federal, state or local law regulating employment or protecting employee rights), in each case, with respect to current and former employees and independent contractors of the Company and its Subsidiaries, (B) has withheld all amounts required by applicable Laws or by agreement to be withheld from the wages, salaries and other payments to such current and former employees and independent contractors, (C) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (D) is not liable for any payment to any trust or other fund or to any applicable governmental entity, with respect to unemployment compensation benefits, social security or other benefits for such current or former employees and independent contractors.

(vi)          Except as set forth on Section 7M of the Company Disclosure Letter or except as would not result in a Company Material Adverse Effect, no event has occurred or would reasonably be expected to occur that would subject the Company or any Subsidiary thereof, by reason of its affiliation with any of its ERISA Affiliates, to any tax, fine, lien, penalty or other liability imposed by Title IV of ERISA, the Code or other applicable laws, rules and regulations.

(vii)         Except as set forth on Section 7M of the Company Disclosure Letter or except as would not result in a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries maintains sponsors, contributes to or has any material liability with respect to any Plan that provides benefits to non-resident aliens with no United States source income outside of the United States (each, a “Foreign Plan”). Each Foreign Plan has been maintained, funded and administered in compliance in all material respects with applicable law and the respective requirements of such Foreign Plan’s governing documents, and no Foreign Plan has any material unfunded or underfunded liabilities.

7N.          Insurance. To the knowledge of the Company, all of the insurance policies of the Company and its Subsidiaries are in full force and effect, and neither the Company nor any of its Subsidiaries is in default in any material respect regarding its obligations under any of such insurance policies.

7O.          Permits; Compliance with Applicable Laws.

(i)            Each of the Company and any of its Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals and clearances, and has submitted notices to, all governmental entities necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or other assets and to carry on their respective businesses as they are being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect.

(ii)           Except as set forth on Section 7O of the Company Disclosure Letter, since January 1, 2004, the Company and its Subsidiaries have (A) complied with all applicable statutes, laws, ordinances, rules, orders and regulations of any governmental authority, domestic or foreign (including the Foreign Corrupt Practices Act), applicable to the Company and its Subsidiaries and (B) not been in conflict with, or in default or violation of, any Company Permits, except in each case to the extent any instances of non compliance, conflict, default or violation would not result in a Company Material Adverse Effect. Except as set forth on Section 7O of the Company Disclosure Letter since January 1, 2004, neither the Company nor any of its Subsidiaries has received any written communication from a governmental authority that alleges that any of them is not in compliance with any material federal, state, foreign or local laws, rules and regulations, except to the extent any instances of non compliance would not result in a Company Material Adverse Effect.

7P.           Environmental.   Except as set forth on Section 7P of the Company Disclosure Letter, (i) to the Company’s knowledge, the Company and its Subsidiaries are in compliance with all Environmental Laws; (ii) to the Company’s knowledge, the Company and each of its Subsidiaries maintains and is in compliance with all permits, licenses and other authorizations that are required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business as conducted on the Closing Date (“Environmental Permits”); (iii) none of the Company or its Subsidiaries has received any written notice or claim regarding any actual or alleged violation of Environmental Laws, any liabilities or potential liabilities arising under Environmental Laws or any liabilities or potential liabilities regarding any actual or alleged Release or threatened Release of a Hazardous Material into the indoor or outdoor environment, which notice or claim remains outstanding except as would not result in a Company Material Adverse Effect; (iv) neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies pursuant to any “transaction-triggered” or “responsible property transfer” Environmental Laws; (v) neither the Company nor its Subsidiaries own or operate any underground storage tanks; (vi) the Company has provided to Buyer copies of all material environmental assessments prepared since September 30, 2003, relating to the Company or any of its Subsidiaries to the extent the forgoing are in the possession of the Company or any of its Subsidiaries; (vii) there are no actions, suits, proceedings (including arbitration), orders or investigations pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries regarding any actual or alleged violation of Environmental Laws, any liabilities or potential liabilities arising under Environmental Laws or any liabilities or potential liabilities regarding any actual or alleged Release or threatened Release of a Hazardous Material into the indoor or outdoor environment, other than in each case as would not result in a Company Material Adverse Effect and (viii) neither the Company nor any of its Subsidiaries is subject to any order, decree or settlement agreement regarding (A) any actual or alleged violation of Environmental Laws, (B) any liabilities or potential liabilities arising under Environmental Laws or (C) any liabilities or potential liabilities regarding any actual or alleged Release or threatened Release of a Hazardous Material under which the Company or any of its Subsidiaries has continuing obligations except as would not result in a Company Material Adverse Effect.

7Q.          Labor Matters.   Except as set forth on Section 7Q of the Company Disclosure Letter, (i) no employees of the Company or any Subsidiary are represented by any labor organization and there is no union organizational activity currently underway, or to the Company’s knowledge, threatened, with respect to any employees of the Company or any Subsidiary, (ii) as of the date of this Agreement, neither the Company nor any Subsidiary is engaged in, or has received any written notice during the current or preceding year of, any unfair labor practice, and no such complaint is pending before the National Labor Relations Board or any other agency having jurisdiction thereof, in each case which would result in a Company Material Adverse Effect, (iii) as of the date of this Agreement, neither the Company nor any Subsidiary is engaged in, or has received any notice of, any grievances arising under any collective bargaining agreements, or any pending arbitration proceedings under any collective bargaining agreements, in each case which would result in a Company Material Adverse Effect, (iv) during the immediately preceding 24 calendar months there has not been any, and there is no, threatened, labor strike, work stoppage or slowdown pending against any portion of the business of the Company or its Subsidiaries, and there is no pending lockout by the Company or any Subsidiary.

ARTICLE 8
REPRESENTATIONS, WARRANTIES AND
COVENANTS OF BUYER AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Buyer and  Merger Sub hereby represent and warrant that, except as set forth in the Buyer SEC Reports as filed through the date hereof:

8A.          Organization and Corporate Power.   Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify or be in good standing would have a material adverse effect upon the financial condition or operating results of Buyer taken as a whole or on the ability of Buyer to consummate the transactions contemplated hereby. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the failure to so qualify or be in good standing would have a material adverse effect upon the financial condition or operating results of Buyer taken as a whole or on the ability of Merger Sub to consummate the transactions contemplated hereby. Each of Buyer and Merger Sub has all requisite corporate or limited liability company power and authority necessary to own and operate their properties and to carry on their businesses as now conducted and to enter into this Agreement and consummate the transactions contemplated hereby. The copies of the certificate of incorporation and by-laws of Buyer and the certificate of formation and limited liability company agreement of Merger Sub which have been made available to the Company reflect all amendments made thereto at any time prior to the date of this Agreement. As a result of Buyer’s execution and delivery of this Agreement, there is no obligation under Buyer’s Certificate of Incorporation that Buyer liquidate or dissolve prior to February 24, 2007.

8B.          Buyer Capital Stock.   The authorized capital stock of the Buyer consists of (i) 1,000,000 shares of Buyer Preferred Stock, of which 0 shares are issued and outstanding, (ii) 35,000,000 shares of Buyer Common Stock, of which 11,200,000 shares are issued and outstanding. All of the outstanding shares of Buyer Common Stock have been, and all shares of Buyer Common Stock to be issued to holders of Company Capital Stock upon consummation of the Merger will (upon issuance) be, duly authorized, validly issued, fully paid and nonassessable and no such shares of Buyer Common Stock have been or will be issued in violation of applicable securities laws or in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Corporation Law, Buyer’s certificate of incorporation or bylaws or any other agreement to which Buyer is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Buyer having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of capital stock of Buyer may vote (“Voting Buyer Debt”). Except for the Buyer Warrants, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock or other equity rights, stock or other equity appreciation rights, stock or other equity-based performance units, commitments, contracts, arrangements or undertakings of any kind to which Buyer is a party or by which any of them is bound. The Buyer Warrants are, and after giving effect to the Merger will be, exercisable for 18,400,000 shares of Buyer Common Stock at an exercise price of $5.00 per share. The Buyer Warrants will, immediately after the Holdco Merger, be exercisable for 18,400,000 shares of Holdco Common Stock at an exercise price of $5.00 per share. No Buyer Warrants are exercisable until consummation of the Merger. Except for rights of holders of Buyer Common Stock to convert their shares of Buyer Common Stock into cash held in the Trust Fund (all of which rights will expire upon consummation of the Merger), there are not any outstanding contractual obligations of Buyer to repurchase, redeem or otherwise acquire any capital stock of other equity interests in Buyer.

8C.          Buyer Equity Interests.   Other than units of Merger Sub, and, when formed, Holdco and Holdco Merger Sub, (i) Buyer does not own, or have a right or obligation to purchase, any capital stock, membership interests, partnership interests or equity securities, or any securities convertible into or exchangeable for capital stock, membership interests, partnership interests or equity securities, of any other Person and (ii) Buyer has no obligation to invest money in, loan money to or make capital contributions to any other Person. The authorized equity of Merger Sub consists of 1,000 Merger Sub Common Units, all of which are issued and outstanding and owned beneficially and of record by Buyer free and clear of all Liens. All Merger Sub Common Units are validly issued.

8D.          Authorization; No Breach.   This Agreement has been duly executed and delivered by each of Buyer and Merger Sub and constitutes the valid and binding obligation of each of Buyer and Merger Sub, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles. Assuming receipt of the HSR Approval, neither the execution, delivery and performance of this Agreement by Buyer and Merger Sub, nor the consummation by Buyer and Merger Sub of the transactions contemplated hereby and compliance by Buyer and Merger Sub with any of the provisions hereof, will (i) conflict with or result in any material breach of any of the provisions of, (ii) constitute (with or without due notice or lapse of time or both) a material default under, (iii) give any third party the right to terminate, amend, cancel or accelerate, (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of the shares of capital stock or any assets of Buyer or Merger Sub or (v) require any filing with, or permit, authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, except as has been obtained or as contemplated in this Agreement (including, without limitation, Section 1B and Section 5A(i)), under (a) the provisions of the Buyer Charter Documents or Merger Sub’s certificate of incorporation or bylaws, (b) any Buyer Material Contract, (c) any judgment, order or decree to which Buyer or Merger Sub is subject, or (d) any law, statute, rule or regulation to which Buyer or Merger Sub is subject, except, in the cases of clauses (b), (c) and (d) foregoing, as would not have a material adverse effect on Buyer or its ability to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, the Merger and the other transactions contemplated by this Agreement are a “business combination” within the meaning of Buyer’s certificate of incorporation.

8E.           Legal Proceedings.   There are no material actions, suits, proceedings or orders pending or, to Buyer’s knowledge, threatened against Buyer or Merger Sub at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

8F.           Board Approvals.

(i)            The Board of Directors of Buyer, by resolutions duly adopted at a meeting duly called and held, has approved the transactions contemplated by this Agreement, including the Merger and the Holdco Merger, and has unanimously (A) declared the advisability of the Merger and the Holdco Merger and approved this Agreement and the transactions contemplated hereby, (B) approved the transactions contemplated by this Agreement in its capacity as sole equityholder of Merger Sub and (C) determined that the fair market value of the Company is equal to at least 80% of Buyer’s net assets. Other than Buyer Shareholder Approval, no other corporate proceedings on the part of Buyer are necessary to authorize the transactions contemplated by this Agreement.

(ii)           The Board of Directors of Merger Sub has duly (A) determined that this Agreement and the Merger are advisable and in the best interests of Merger Sub and (b) approved this Agreement and the Merger. No other limited liability company proceedings on the part of Merger Sub are necessary to authorize the transactions contemplated by this Agreement.

8G.          SEC Filings; Financial Statements.

(i)            Buyer has made available to the Company a correct and complete copy of each report, registration statement and definitive proxy statement filed by Buyer with the SEC (the “Buyer SEC Reports”), which are all the forms, reports and documents required to be filed by Buyer or any of its Subsidiaries with the SEC prior to the date of this Agreement. As of their respective dates, the Buyer SEC Reports (including the financial statements included therein): (x) were prepared in accordance with and complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports, and (y) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)           Each set of financial statements (including, in each case, any related notes thereto) contained in the Buyer SEC Reports, including each Buyer SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents or will fairly present in all material respects the consolidated financial position of Buyer at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to be material adverse effect on Buyer or its ability to consummate the transactions contemplated hereby.

8H.          No Undisclosed Liabilities.   Buyer and its Subsidiaries have no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in the Buyer SEC Reports which are, individually or in the aggregate, material to the business, results of operations or financial condition of Buyer, except (A) liabilities provided for in or otherwise disclosed in the Buyer SEC Reports filed prior to the date hereof, (B) liabilities incurred since March 31, 2006 in the ordinary course of business, (C) transaction expenses related to the transactions contemplated hereby, and (D) other liabilities which are not material to Buyer or its ability to consummate the transactions contemplated hereby. Merger Sub was formed for the purpose of completing the Merger and has no liabilities, other than transaction expenses and other liabilities arising from the transactions contemplated hereby.

8I.            Trust Fund.   As of the date hereof, Buyer has, and as of the Closing Date, Buyer will have, no less than $50,000,000 invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 with a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in a trust account administered by Continental (the “Trust Fund”), less such amounts, if any, as Buyer is required to pay to stockholders who elect to have their shares converted to cash in accordance with the provisions of Buyer’s Charter Documents. There are no claims or proceedings pending with respect to the Trust Fund. All cash of Buyer not held in the Trust Fund has been invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 with a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Buyer is not, and the Surviving Company and its Subsidiaries will not be as a result of consummation of the Merger and the Post-Closing Mergers, subject to registration or regulation under the Investment Company Act of 1940, as amended.

8J.           Brokerage.   Except for fees owed to Morgan Joseph & Co., no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

8K.          Absence of Certain Developments.   During the period from December 31, 2005 to the date of this Agreement, neither Buyer nor Merger Sub has:

(i)            operated in any material respect other than in the ordinary course of business consistent with past practice;

(ii)           issued or sold any of its capital stock or equity securities, securities convertible into its capital stock or equity securities, or warrants, options or other rights to purchase its capital stock or equity securities;

(iii)          subjected to any material Lien any portion of its properties or assets (including any cash in the Trust Fund);

(iv)          incurred any indebtedness for borrowed money (other than pursuant to non-interest bearing loans from Nathan Leight, Jason Weiss, Terrapin Partners LLC or any designee of any of the foregoing) or any capitalized lease obligations, or guaranteed any indebtedness for borrowed money or capitalized lease obligation of any other Person;

(v)           spent any cash in the Trust Fund or spent any other cash other than for payment of liabilities in the ordinary course of business or in connection with the transactions contemplated hereby;

(vi)          made any loans or advances to, or guarantees for the benefit of, any Persons (except to employees in the ordinary course of business);

(vii)         incurred any material Tax liability which it has not paid prior to Closing; or

(viii)        suffered any material damage, destruction or other casualty loss with respect to property owned by the Company or any of its Subsidiaries that is not covered by insurance.

8L.           Buyer D&O Policy.   Buyer has previously made available to the Company a true and correct copy of the Buyer’s director and officer insurance policy (“Buyer D&O Policy”). Buyer has paid all premiums related to the Buyer D&O Policy and the consummation of the Merger and the transactions contemplated hereby (including the Post-Closing Mergers) will not cause the Buyer and its Subsidiaries to lose any rights or benefits under the Buyer D&O Policy. The Buyer is not in default of its obligations in respect of the Buyer D&O Policy and, to Buyer’s knowledge, the Buyer D&O Policy is in full force and effect.

8M.         Compliance with Applicable Laws.   Since their formation, each of the Buyer and Merger Sub has complied in all material respects with all applicable statutes, laws, ordinances, rules, orders and regulations of any governmental authority, domestic or foreign (including the Foreign Corrupt Practices Act), applicable to Buyer and Merger Sub, except to the extent any instances of non-compliance would not have a material adverse effect on Buyer or its ability to consummate the transactions contemplated hereby. Since its formation, neither the Buyer nor Merger Sub has received any written communication from a governmental authority that alleges that any of them is not in compliance in any material respect with any material federal, state, foreign or local laws, rules and regulations, except to the extent any instances of non-compliance would not have a material adverse effect on Buyer or its ability to consummate the transactions contemplated hereby.

8N.          Buyer Material Contracts.   Each of Buyer and Merger Sub has performed all material obligations required to be performed by them to date under the Buyer Material

Contracts and, is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder in any material respect, except for failures to perform or any such breach that would not have a material adverse effect on Buyer or its ability to consummate the transactions contemplated hereby. Neither Buyer nor any of its Subsidiaries has any Plans.

ARTICLE 9
TERMINATION

9A.          Termination.   Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

(i)            by the mutual written consent of Buyer and the Company;

(ii)           by Buyer, if there has been a violation or breach by the Company of any covenant, representation or warranty contained in this Agreement, or any other events or circumstances shall have occurred, such that any of Buyer’s and Merger Sub’s conditions to closing set forth on Section 5A or Section 5B hereof could not be satisfied prior to February 24, 2007, and such violation or breach has not been waived by Buyer or, in the case of a covenant breach, cured by the Company within thirty days after written notice thereof from Buyer;

(iii)          by the Company, if there has been a violation or breach by Buyer or Merger of any covenant, representation or warranty contained in this Agreement, or any other events or circumstances shall have occurred, such that any of the Company’s conditions to closing set forth on Section 5A or Section 5C hereof could not be satisfied prior to February 24, 2007, and such violation or breach has not been waived by the Company or, in the case of a covenant breach, cured by Buyer and Merger Sub within thirty days after written notice thereof by the Company;

(iv)          by the Company if the Joint Prospectus/Proxy Statement shall not have been filed with the SEC before October 31, 2006 unless the failure to file prior to such date resulted from the failure of the Company to provide information for inclusion therein;

(v)           by the Company if the Joint Prospectus/Proxy Statement has not been declared effective by the SEC and mailed to Buyer stockholders before January 15, 2006 unless the failure to be declared effective or be mailed prior to such date resulted from the failure of the Company to provide information for inclusion therein;

(vi)          by either Buyer or the Company, if, at the Shareholder Meeting (including any adjournments thereof), Buyer Shareholder Approval is not obtained, or the holders of 20% or more of the IPO Shares outstanding on the record date of the meeting exercise their rights to convert the shares of Buyer Common Stock held by them into cash in accordance with the Buyer Charter Documents;

(vii)         by the Company at its sole discretion if any governmental body or other entity shall institute any suit or action challenging the validity or legality, or seeking to restrain the consummation of, the transactions contemplated by this Agreement; or

(viii)        by Buyer or the Company if the transactions contemplated hereby have not been consummated prior to February 24, 2007; provided that (a) Buyer shall not be entitled to terminate this Agreement pursuant to this clause (viii) if Buyer’s willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby and (b) the Company shall not be entitled to terminate this Agreement pursuant to this clause (viii) if the Company’s willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

9B.          Effect of Termination.   In the event of any termination of this Agreement by Buyer or the Company as provided above, this Agreement shall forthwith become void and of no further force or effect (other than this Section 9B, Section 9C, Section 11C, Section 11M and Article 12, which shall survive the termination of this Agreement and shall be enforceable by the parties hereto), and there shall be no liability or obligation on the part of Buyer, the Company, the Buyer Representative or the Company Representative to any other party hereto, except as set forth in this Section 9B and except for willful breaches of this Agreement prior to the time of such termination and, in the case of Buyer, any failure to have sufficient immediately available funds for the consummation of the transaction contemplated hereby.

9C.          Limitation on Remedy.   The Company hereby acknowledges that (a) it has read the prospectus dated February 17, 2005, filed by Buyer with the SEC pursuant to Rule 424 promulgated under the Securities Act and understands that Buyer has established the Trust Fund, initially in an approximate amount of $42,600,000 for the benefit of certain stockholders of Buyer and that Buyer may disburse monies from the Trust Fund only (i) to certain stockholders of Buyer in the event of the conversion of their shares or the liquidation of Buyer or (ii) to Buyer after it consummates a business combination and (b) for and in consideration of Buyer agreeing to evaluate the Company for purposes of consummating a business combination with, it the Company agrees that, prior to Closing, it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Fund and waives any such claim it may have in the future as a result of, or arising out of, the agreement or any negotiations, contracts or agreements with Buyer and will not seek recourse against the Trust Fund for any reason whatsoever. The Company has agreed to such limitation if a similar monetary limit is placed on the rights and remedies of Buyer and Merger Sub against the Company. Therefore, notwithstanding Section 9B, the parties agree that, in the event that the Agreement is terminated pursuant to Section 9A hereof and there is liability of a party pursuant to Section 9B hereof, the aggregate amount which the other party shall be entitled to collect shall not exceed $1,000,000. In no event shall the provisions of this Section 9C limit any party’s rights to specific performance of another party’s obligations hereunder or for other equitable relief.

ARTICLE 10
DEFINITIONS

“Accounting Firm” shall have the meaning set forth in Section 4D.

“Accumulated Dividends” shall have the meaning given to such term in the Company’s Certificate of Incorporation.

“Additional Merger Consideration” means, as of any date of determination, the sum of (i) the portion of the Adjustment Escrow Shares paid or payable to holders of Company Common Stock, plus (ii) any Additional Shares paid or payable to holders of Company Common Stock.

“Additional Per Share Merger Consideration” means, as of any relevant date of determination, the quotient determined by dividing (i) the Additional Merger Consideration, by (ii) the Aggregate Common Shares.

“Additional Shares” shall have the meaning set forth in Section 4D(iii).

“Adjustment Amount” shall have the meaning set forth in Section 4D(iii).

“Adjustment Escrow Account” shall have the meaning set forth in Section 4B(iii).

“Adjustment Escrow Agreement” shall have the meaning set forth in Section 4B(iii).

“Adjustment Escrow Shares” means a number of shares of Buyer Common Stock which, when multiplied by the Average Trading Price, equals $3,000,000.

“Adjustment Excess Shares” shall have the meaning set forth in Section 4E(iii).

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the party specified.

“Aggregate Common Shares” means the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

“Agreement” shall have the meaning set forth in the preamble.

“Average Trading Price” means the average closing price of Buyer Common Stock for the ten trading days ending on the third trading day immediately prior to consummation of the Merger.

“Base Merger Consideration” means a number of shares of Buyer Common Stock determined by dividing $160,000,000 by the Average Trading Price; provided that in no event shall the Base Merger Consideration be less than 27,273,000 shares of Buyer Common Stock.

“Buyer” shall have the meaning set forth in the preamble.

“Buyer Charter Documents” means Buyer’s certificate of incorporation and by-laws.

“Buyer Closing Net Working Capital” means Buyer Net Working Capital as of 11:59 p.m. (Chicago, Illinois time) on the day before the Closing; provided that notwithstanding anything herein to the contrary (including that Buyer Closing Net Working Capital is being measured as 11:59 p.m. on the day before the Closing and that Buyer Net Working Capital is to be calculated in accordance with GAAP (as modified by this Agreement)), (i) any transaction expenses of the Company and its Subsidiaries triggered by consummation of the Merger (including any amounts required to be paid to Morgan Joseph & Co. or any other investment banker) and any transaction bonuses, retention bonuses or similar liabilities entered into by the Buyer and its Subsidiaries prior to the Effective Time that are triggered upon consummation of the Merger shall be included as current liabilities in the computation of Buyer Closing Net Working Capital, and (ii) all indebtedness for borrowed money and capitalized lease obligations of Buyer as of the Closing Date (in each case regardless of the terms thereof) shall be included in the computation of Buyer Closing Net Working Capital.

“Buyer Common Stock” means the common stock, par value $0.0001 per share, of Buyer.

“Buyer Designated Contacts” shall have the meaning set forth in Section 6A.

“Buyer D&O Policy” shall have the meaning set forth in Section 8L hereof.

“Buyer Majority Holders” shall have the meaning set forth in Section 11J(ii).

“Buyer Material Contract” means a material contract, as such term is defined in Regulation S-K of the SEC, to which Buyer is party.

“Buyer Net Working Capital” means the excess of (i) the sum of the current assets of Buyer and its Subsidiaries determined on a consolidated basis in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the financial statements included in the Buyer SEC Reports related to the fiscal quarter ended March 31, 2006 (excluding any current asset related to the exercise or notice of exercise of any Buyer Warrants), over (ii) the sum of the current liabilities of Buyer and its Subsidiaries determined on a consolidated basis in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the financial statements included in the Buyer SEC Reports related to the fiscal quarter ended March 31, 2006; provided that (x) the amounts reflected in the line item “Cash held in Trust Fund” on Buyer’s balance sheet shall be included in Buyer’s current assets, (y) the amounts reflected in the line item “Common Stock, subject to possible redemption” shall not be included in Buyer’s current liabilities and (z) the amounts included in the line item “Deferred trust income” shall not be included in Buyer’s current liabilities.

“Buyer Post-Closing Certificate of Incorporation” shall have the meaning set forth in Section 6D(i).

“Buyer Post-Closing Directors” shall have the meaning set forth in Section 6D(i)

“Buyer Preferred Stock” means the preferred stock, par value $0.0001 per share, of Buyer.

“Buyer Representative” shall have the meaning set forth in the preamble.

“Buyer SEC Reports” shall have the meaning set forth in Section 8F.

“Buyer Shareholder Approval” shall have the meaning set forth in Section 6D.

“Buyer Warrants” means warrants to acquire shares of Buyer Common Stock issued pursuant to the terms of that certain Warrant Agreement, dated as of February 24, 2005, by and between Buyer and Continental.

“Buyer’s IPO” shall mean the February 2005 initial public offering of Buyer’s 8,000,000 units and February 2005 exercise of underwriter’s over-allotment option for an additional 1,200,000 units, with each unit consisting of one share of Buyer Common Stock and two Buyer Warrants.

“Capitalized Lease Obligations” means obligations of the Company and its Subsidiaries as lessee or lessees under leases that have been recorded as capital leases in accordance with GAAP.

“Certificate” means a certificate which immediately prior to the Effective Time represented any shares of Company Capital Stock.

“Certificate of Merger” shall have the meaning set forth in Section 1B.

“Closing” shall have the meaning set forth in Section 4A.

“Closing Balance Sheet” shall have the meaning set forth in Section 4D.

“Closing Common Per Share Merger Consideration” means, in respect of each share of Company Common Stock outstanding immediately prior to the Effective Time, a portion of the Closing Common Stock Merger Consideration determined by dividing (i) the Closing Common Stock Merger Consideration by (ii) the Aggregate Common Shares.

“Closing Common Stock Merger Consideration” means the result equal to (i) the Closing Merger Consideration, minus (ii) the Company Preferred Stock Merger Consideration, minus (iii) the Adjustment Escrow Shares.

“Closing Date” shall have the meaning set forth in Section 4A.

“Closing Excess Shares” shall have the meaning set forth in Section 4E(ii).

“Closing Merger Consideration” means (i) in the event that the result determined pursuant to clause (i) of Incremental Closing Merger Consideration is positive, a number of shares of Buyer Common Stock equal to the sum of Base Merger Consideration and Incremental Closing Merger Consideration or (ii) in the event that the result determined pursuant to clause (i) of Incremental Closing Merger Consideration is negative, a number of shares of Buyer Common Stock equal to the excess of Base Merger Consideration over the absolute value of the Incremental Closing Merger Consideration.

“Closing Statement” shall have the meaning set forth in Section 4D.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares Trust” shall have the meaning set forth in Section 4E(iv).

“Company” shall have the meaning set forth in the preamble.

“Company Capital Stock” shall have the meaning set forth in the preamble.

“Company Charter Documents” shall mean the Company’s certificate of incorporation and by-laws.

“Company Closing Net Indebtedness” means Company Net Indebtedness as of 11:59 p.m. (Chicago, Illinois time) on the day before the Closing.

“Company Closing Net Working Capital” means Company Net Working Capital as of 11:59 p.m. (Chicago, Illinois time) on the day before the Closing; provided that notwithstanding anything herein to the contrary (including that Company Closing Net Working Capital is being measured as 11:59 p.m. on the day before the Closing and that Closing Net Working Capital is to be calculated in accordance with GAAP (as modified by this Agreement)), any transaction expenses of the Company and its Subsidiaries triggered by consummation of the Merger (including any amounts required to be paid to investment bankers) and any transaction bonuses, retention bonuses or similar liabilities entered into by the Company and its Subsidiaries prior to the Effective Time that are triggered upon consummation of the Merger shall be included as current liabilities in the computation of Company Closing Net Working Capital.

“Company Common Stock” shall have the meaning set forth in the preamble.

“Company Designated Contacts” shall have the meaning set forth in Section 6A.

“Company Disclosure Letter” means the Company Disclosure Letter delivered by the Company to Buyer on the date hereof, as amended, supplemented or restated in accordance with Section 12H of this Agreement.

“Company Intellectual Property” means each of the material registered Intellectual Property Rights owned by the Company or one of its Subsidiaries.

“Company Majority Holders” shall have the meaning set forth in Section 11J(i).

“Company Material Adverse Effect” means an effect, change affecting or condition having an effect on the Company and its Subsidiaries that is materially adverse to (x) the business, financial condition or operating results of the Company and its Subsidiaries taken as a whole or (y) the ability of the Company to consummate the Merger, except any adverse effect related to or resulting from (a) general business or economic conditions affecting the industry in which the Company and its Subsidiaries operate, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in GAAP, (e) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, (f) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, (g) any existing event, occurrence, or circumstance with respect to which Buyer has knowledge as of the date hereof (including any matter set forth in the Company Disclosure Letter), (h) any adverse change in or effect on the business of the Company and its Subsidiaries that is cured by or on behalf of the Company before the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Article 9, or (i) Buyer’s failure to consent to any of the actions restricted by Section 6B.

“Company Material Contract” means a material contract, as such term is defined in Regulation S-K of the SEC, to which the Company or any of its Subsidiaries is party.

“Company Net Indebtedness” means, without duplication, the excess of (i) the sum of (a) all principal and accrued (but unpaid) interest owing by the Company and its Subsidiaries for debt for borrowed money owed to any third party, including pursuant to the Equipment Facility, the Senior Credit Agreement and the notes issued pursuant to the Indenture and (b) the long-term portion of Capitalized Lease Obligations (i.e., the portion not included in the computation of Company Closing Net Working Capital), over (ii) the amount of cash and cash equivalents of the Company and its Subsidiaries. In no event shall clause (i) of Net Indebtedness include (x) any liabilities related to inter-company debt between the Company and any of its Subsidiaries and any Subsidiary of the Company and another Subsidiary of the Company, (y) any liabilities included in the calculation of Company Preferred Stock Merger Consideration, or (z) any liabilities for any letters of credit, performance bonds, surety bonds and similar obligations of the Company and its Subsidiaries or any liabilities for which the Company, including any such liability arising under the Underwriting Agreement.

“Company Net Working Capital” means the excess of (i) the sum of the Company’s and its Subsidiaries’ current assets on a consolidated basis determined in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the financial statements included in the Company SEC Reports related to the fiscal quarter ended March 31, 2006 (excluding (a) cash and cash equivalents, and (b) any accounts receivable related to the Company’s Tampa, Florida project), over (ii) the sum of the Company’s and its Subsidiaries’ current liabilities on a consolidated basis determined in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the financial statements included in the Company SEC Reports related to the fiscal quarter ended March 31, 2006 (excluding (a) any liabilities that are included in, or relate to the liabilities included in, clause (i)(a) of Net Indebtedness, (b) any liabilities of the Company or any of its Subsidiaries in respect of any letter of credit, performance bond or other obligation issued by the Company or any of its Subsidiaries whether issued pursuant to the Senior Credit Agreement or otherwise, and (c) any amounts included in the computation of Company Preferred Stock Merger Consideration).

“Company Permits” shall have the meaning set forth in Section 7O(i).

“Company Preferred Stock” shall have the meaning set forth in the preamble.

“Company Preferred Stock Merger Consideration” means a number of shares of Buyer Common Stock which, when multiplied by the Average Trading Price, equals the sum of (i) the Liquidation Value per share multiplied by the number of shares of Company Preferred Stock outstanding as of immediately prior to the Effective Time, plus (ii) the aggregate Accumulated Dividends plus all other accrued but unpaid dividends on all shares of Company Preferred Stock outstanding as of immediately prior to the Effective Time as determined in accordance with the Company’s Certificate of Incorporation.

“Company SEC Reports” has the meaning set forth in Section 7E.

“Company Shareholder Approval” means the consent of holders of a majority of the Company Capital Stock entitled to vote on the Merger and a waiver of redemption, conversion or similar rights that any holders of Company Capital Stock may have as a result of the transactions contemplated hereby.

“Confidentiality Agreement” shall have the meaning set forth in Section 11C.

“Constituent Companies” shall have the meaning set forth in the preamble.

“Continental” shall have the meaning set forth in Section 5C(vi).

“Conversion Rights” shall have the meaning set forth in Section 11O.

“Delaware Corporation Law” shall have the meaning set forth in the preamble.

“Delaware LLC Act” shall have the meaning set forth in the preamble.

“Delivering Party” shall have the meaning set forth in Section 6D.

“Dissenting Shares” shall have the meaning in Section 3B.

“Effective Time” shall have the meaning set forth in Section 1B.

“Employee Benefit Plan” means each material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other material employee benefit plan, program or arrangement that is maintained, sponsored or contributed to by the Company or its Subsidiaries on behalf of employees located in the United States.

“Environmental Laws” shall mean all statutes, regulations, and ordinances of any Governmental Authority having the force or effect of law, all treaties and international agreements having the force of effect of law and all judicial and administrative orders and determinations, concerning pollution or protection of the environment, including all those relating to protection of the marine environment, the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, hazardous substances or hazardous wastes, chemical substances or chemical mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, or polychlorinated biphenyls, that were enacted prior to the Closing Date and as they are in effect on the Closing Date.

“Environmental Permits” shall have the meaning set forth in Section 7P.

“Equipment Facility” means that certain Senior Credit Agreement, dated as of December 17, 2003, by and between Great Lakes Dredge & Dock Company and General Electric Capital Corporation, as amended, modified, supplemented or waived from time to time.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is, with the Company and its Subsidiaries, a member of a controlled group for purposes of Section 4001(a)(14) of ERISA.

“Escrow Agent” shall have the meaning set forth in the Adjustment Escrow Agreement.

“Estimated Buyer Closing Net Working Capital” means Buyer Closing Net Working Capital, as estimated by Buyer and delivered to the Company not less than one (1) business day prior to Closing.

“Estimated Company Closing Net Indebtedness” means Company Closing Net Indebtedness, as estimated by the Company and delivered to Buyer not less than one (1) business day prior to Closing.

“Estimated Company Closing Net Working Capital” means Company Closing Net Working Capital, as estimated by the Company and delivered to Buyer not less than one (1) business day prior to Closing.

“Excess Amount” shall have the meaning set forth in Section 4D(iv).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Foreign Plan” shall have the meaning set forth in Section 7M.

“GAAP” means United States generally accepted accounting principles.

“Give-Back Shares” shall have the meaning set forth in Section 4D(iv).

“GLDD” means Great Lakes Dredge & Dock Corporation.

“GLDD Merger” shall have the meaning set forth in Section 11N(iii).

“Governmental Authority” shall mean any nation or government, any federal, state, local or other political subdivision thereto and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Materials” shall mean, without regard to amount and/or concentrations (a) any element, compound, chemical or other material that is defined, listed or otherwise classified or regulated as a contaminant, pollutant, toxic pollutant, toxic or hazardous substances, extremely hazardous substance or hazardous waste, medical waste, biohazardous or infectious waste under Environmental Laws; (b) petroleum; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitibility, toxicity or reactivity; and (e) any radioactive or explosive materials.

“Holdco” shall have the meaning set forth in Section 11N(i).

“Holdco Bylaws” shall have the meaning set forth in Section 11N(i).

“Holdco Certificate of Incorporation” shall have the meaning set forth in Section 11N(i).

“Holdco Common Stock” shall have the meaning set forth in Section 11N(i).

“Holdco Merger” shall have the meaning set forth in Section 11N(ii).

“Holdco Merger Sub” shall have the meaning set forth in Section 11N(i).

“Holdco Merger Sub Common Units”  shall have the meaning set forth in Section 11N(ii).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Approval” shall have the meaning set forth in Section 5A(i).

“Inactive Subsidiary” means any Subsidiary that does not engage in any business activities and has assets less than $50,000.

“Incremental Closing Merger Consideration” means a number of shares of Buyer Common Stock equal to the quotient determined by dividing (i) the result equal to (A) the amount (if any) by which the Estimated Company Closing Net Indebtedness is less than $250,000,000, minus (B) the amount (if any) by which the Estimated Company Closing Net Indebtedness is greater than $250,000,000, plus (C) the amount (if any) by which the Estimated Company Closing Net Working Capital is greater than the Targeted Company Net Working Capital, minus (D) the amount (if any) by which the Estimated Company Closing Net Working Capital is less than the Targeted Company Net Working Capital, plus (E) the amount (if any) by which the Estimated Buyer Closing Net Working Capital is less than the Targeted Buyer Net Working Capital, by (ii) the Average Trading Price; provided that, notwithstanding the foregoing, in no event shall the Incremental Closing Merger Consideration exceed 7,500,000 shares of Buyer Common Stock.

“Incremental Merger Consideration” means a number of shares of Buyer Common Stock equal to the quotient determined by dividing (i) the result equal to (A) the amount (if any) by which the Company Closing Net Indebtedness is less than $250,000,000, minus (B) the amount (if any) by which the Company Closing Net Indebtedness is greater than $250,000,000, plus (C) the amount (if any) by which the Company Closing Net Working Capital is greater than the Targeted Company Net Working Capital, minus (D) the amount (if any) by which the Company Closing Net Working Capital is less than the Targeted Company Net Working Capital, plus (E) the amount (if any) by which the Buyer Closing Net Working Capital is less than the Targeted Buyer Net Working Capital, by (ii) the Average Trading Price; provided that, notwithstanding the foregoing, in no event shall the Incremental Merger Consideration exceed 7,500,000 shares of Buyer Common Stock.

“Indenture” means that certain Indenture, dated as of December 22, 2003, by and among GLDD Merger Sub, Inc. and BNY Midwest Trust Company, as trustee (the “Trustee”), as amended or supplemented by (i) that certain Supplemental Indenture, dated as of December 22, 2003, by and among GLDD, the guarantors party thereto and the Trustee, (ii) that certain Amendment to Indenture, dated as of January 30, 2004, by and among GLDD and the Trustee,  (iii) that certain Supplemental Indenture, dated as of February 27, 2004, by and among GLDD, the guarantors party thereto and the Trustee, (iv) that certain Second Supplemental Indenture, dated as of July 12, 2004, by and among GLDD, the guarantors party thereto and the Trustee, and (v) that certain Third Supplemental Indenture, dated as of December 2, 2005, by and among GLDD, the guarantors party thereto and the Trustee, as amended, modified, supplemented or waived from time to time.

“Intellectual Property Rights” means all rights in and to the following:  (i) patents and patent applications, (ii) trademarks, service marks, trade dress, logos and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, and (v) trade secrets, inventions (whether patentable or unpatentable and whether or not reduced to practice) and know-how.

“Intended Tax Treatment” shall have the meaning set forth in Section 6E.

“IPO Shares” shall have the meaning set forth in Section 6D.

“IRS” means the Internal Revenue Service.

“Joint Prospectus / Proxy Statement” shall have the meaning set forth in Section 6D.

“knowledge,” when used in the phrase “to the knowledge of the Company” or similar phrases means, and shall be limited to, the actual knowledge of the Company Designated Contacts and when used in the phrase “to the knowledge of Buyer” or similar phrases means, and shall be limited to, the actual knowledge of the Buyer Designated Contacts.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real or immovable property that is used in the Company’s or any of its Subsidiaries’ business.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property and for which the annual rent obligation exceeds $50,000.

“Letter of Transmittal” shall have the meaning set forth in Section 4B(ii).

“Lien” means any mortgage, pledge, lien, hypothec, encumbrance, charge or other security interest.

“Liquidation Value” shall have the meaning set forth in the Company’s certificate of incorporation.

“Majority Holders” shall have the meaning set forth in Section 11J.

“Management Equity Agreement” means the Management Equity Agreement, dated as of December 22, 2003, among the Company, the Company Representative and the management investors from time to time party thereto.

“Material Subsidiary” means any Subsidiary other than an Inactive Subsidiary.

“Merger” shall have the meaning set forth in the preamble.

“Merger Consideration” means the aggregate consideration to which holders of Company Capital Stock are entitled (including the Company Preferred Stock Merger Consideration, the Closing Common Stock Merger Consideration and the Additional Merger Consideration), as determined in accordance with this Agreement.

“Merger Sub” shall have the meaning set forth in the preamble.

“Merger Sub Common Units” means the common units of Merger Sub.

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“Nasdaq” shall mean the Nasdaq National Market.

“Notice of Disagreement” shall have the meaning set forth in Section 4D.

“NYSE” means the New York Stock Exchange.

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements, servitudes and other interests and rights appurtenant thereto, owned by the Company or any of its Subsidiaries and used in the business of the Company or any of its Subsidiaries.

“PBGC” shall have the meaning set forth in Section 7M(ii).

“Permitted Encumbrances” means (i) any restriction on transfer arising under applicable securities law, (ii) Liens for Taxes not yet delinquent or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (iii) purchase money Liens, (iv) Liens of lessors or licensors arising under lease arrangements or license arrangements, (v) Liens under, in connection with or pursuant to the Senior Credit Agreement, the Underwriting Agreement and/or the Equipment Facility, (vi) Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, (vii) mechanics Liens and similar Liens for labor, materials, or supplies, (viii) zoning, building codes, and other land use laws regulating the use or occupancy of Owned Real Property or Leased Real Property or the activities conducted thereon that are imposed by any governmental authority having jurisdiction over such Owned Real Property; (ix) rebates, refunds and other discounts to customers, (x) easements, servitudes, covenants, conditions, restrictions, and other similar matters affecting title to any assets of the Company or any of its Subsidiaries and other title defects that do not or would not materially impair the use or occupancy of such assets in the operation of the business of the Company and its Subsidiaries taken as a whole, (xi) Liens set forth on Section 10B of the Company Disclosure Letter, and (xii) and other Liens that do not have a Company Material Adverse Effect.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Plans” shall mean all material employee plans, programs, practices and arrangements, including all employee benefit plans (within the meaning of Section 3(3) of ERISA), employment agreements, and health, medical, dental, welfare, accident, disability, life insurance, stock purchase, bonus, equity and equity-type compensation, severance pay and other employee benefit or fringe benefit plans maintained or contributed to by the Company or any ERISA Affiliate with respect to which the Company or any ERISA Affiliate has any fixed or contingent, direct or indirect liability with respect to the Company.

“Post-Closing Mergers” shall have the meaning set forth in Section 11N(iii).

“Preferred Allocation Certificate” shall have the meaning set forth in Section 3A(ii).

“Preferred Per Share Merger Consideration” means, with respect to each share of Company Preferred Stock outstanding as of immediately prior to the Effective Time, the portion of the Company Preferred Stock Merger Consideration to which each such share is entitled, as set forth in the Preferred Allocation Certificate (which, for the avoidance of doubt, shall be a number of shares of Buyer Common Stock, which when multiplied the Average Trading Price, is equal to the Liquidation Value thereof plus the aggregate Accumulated Dividends plus all other accrued but unpaid dividends on such share).

“Receiving Party” shall have the meaning set forth in Section 6E.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of December 22, 2003, among the Company, the Company Representative and the other investors from time to time party thereto.

“Registration Statement” shall have the meaning set forth in Section 6D(i).

“Release” means any un-permitted presence, spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials into the environment.

“Representation” shall have the meaning set forth in Section 12D.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Group” shall have the meaning set forth in Section 11L.

“Senior Credit Agreement” means (i) the Credit Agreement, dated as of December 22, 2003, by and between GLDD, the Company, the other loan parties from time to time party thereto, the financial institutions from time to time party thereto and Bank of America, N.A., as issuer of the Letters of Credit and as representative of the Lenders, (ii) Amendment No. 1 to Credit Agreement, dated as of September 30, 2004, by and among GLDD, the Company, the other loan parties from time to time party thereto, the financial institutions from time to time party thereto, and Bank of America, N.A., as issuer of the Letters of Credit and as representative of the Lenders, (iii) Amendment No. 2 to Credit Agreement, dated as of June 13, 2005, by and among GLDD, the Company, the other loan parties party thereto, the financial institutions party thereto, and Bank of America, N.A., as issuer of the Letters of Credit and as representative of the Lenders, (iv) Amendment No. 3 to Credit Agreement, dated as of November 14, 2005 by and among GLDD, the Company, the other loan parties party thereto, the financial institutions party thereto, and Bank of America, N.A., as issuer of the Letters of Credit and as representative of the Lenders, and (v) Amendment No. 4 to Credit Agreement, dated as of March 22, 2006, by and among GLDD, the Company, the other loan parties party thereto, the financial institutions party thereto, and Bank of America, N.A., as issuer of the Letters of Credit and as representative of the Lenders, as further amended, modified, supplemented or waived from time to time.

“Shareholder Meeting” shall have the meaning set forth in Section 6D.

“Specific Representation” shall have the meaning set forth in Section 13D.

“Subscription Agreement” means that certain Subscription Agreement, dated as of December 22, 2003, by and among the Company, the Company Representative and the other investors from time to time party thereto

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity; provided that in no event shall Amboy Aggregates, a New Jersey general partnership, be deemed a Subsidiary of the Company.

“Surviving Company” shall have the meaning set forth in Section 1A.

“Surviving Company Common Units” shall have the meaning set forth in Section 3A(i).

“Targeted Buyer Net Working Capital” means $50,000,000.

“Targeted Company Net Working Capital” means $47,097,000.

“Tax” or “Taxes” means (i) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, goods and services, alternative or add on minimum or other tax, including any interest, penalties or additions to Tax or additional amounts in respect of the foregoing and (ii) any liability of any Person for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated or unitary group, or as a result of any obligations of such Person under any Tax sharing agreement or any Tax indemnity agreement.

“Tax Return” means any Tax return, declaration, report, claim for refund, or information return or statement filed or required to be filed by the Company or any of its Subsidiaries with respect to any Tax.

“Title IV Plan” means any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, other than a Multiemployer Plan.

“Trust Fund” has the meaning set forth in Section 8H.

“Underwriting Agreement” means that certain Third Amended and Restated Underwriting and Continuing Indemnity Agreement, dated as of December 22, 2003, by and among GLDD, certain of its Subsidiaries, Travelers Casualty and Surety Company and Travelers Casualty and Surety Company of America, as amended, modified, supplemented or waived from time to time.

“Voting Agreement” has the meaning set forth in the preamble.

“Voting Buyer Debt” has the meaning set forth in Section 8B.

“Voting Company Debt” has the meaning set forth in Section 7B.

ARTICLE 11
ADDITIONAL AGREEMENTS

11A.        Survival.   Each of the representations and warranties set forth in this Agreement or in any certificate delivered in connection with this Agreement and each covenant requiring performance prior to the Closing Date shall terminate effective immediately as of the Closing such that no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (other than for common law actual fraud) may be brought after the Closing.

11B.        Press Release and Announcements.   The Company and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any party without the prior consent of the other parties, except that: (i) each of the Company and its Subsidiaries may make announcements from time to time to their respective employees; and (ii) each party may make such releases or announcements as required by law, rule or regulation of the SEC; provided that each party shall prior to such release or announcement give the other parties the opportunity to review and comment upon such release or announcement to be filed pursuant to clause (ii) foregoing. Notwithstanding the foregoing, Buyer and the Company shall cooperate to prepare a joint press release to be issued on the Closing Date. The Company and Buyer agree to keep the terms of this Agreement confidential, except to the extent required by applicable law, rule or regulation of the SEC or for financial reporting purposes and except that the parties may disclose such terms to their respective accountants and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to or are bound by contract to keep the terms of this Agreement confidential).

11C.        Confidentiality.   Each party acknowledges that all information provided to any of its and its Affiliates, agents and representatives by the Company and its Affiliates, agents and representatives (including pursuant to Section 6A) is subject to the terms of a confidentiality agreement between or on behalf of the Company and Buyer (the “Confidentiality Agreement”), the terms of which are hereby incorporated herein by reference.

11D.        Written Consents.   The Company shall, in accordance with applicable law and its certificate of incorporation and bylaws, promptly after Buyer’s mailing of the Joint Proxy, mail to each holder of Company Capital Stock a written consent approving the transactions contemplated hereby accompanied by a request that such stockholder execute the written consent of its stockholders approving the Merger as provided in Section 228 of the Delaware Corporation Law. In connection with such request, the Company shall, through its board of directors, recommend to its stockholders approval of the Merger. Approval of this Agreement by the stockholders of the Company shall not restrict the ability of the Company’s board of directors thereafter to terminate or amend this Agreement to the extent permitted by this Agreement and not prohibited under Section 251(d) of the Delaware Corporation Law.

11E.         Notification.   Prior to the Closing, each of Buyer and the Company shall promptly notify the other parties hereto if such Person obtains actual knowledge that any of the representations and warranties in this Agreement, the Company Disclosure Letter or the Schedules hereto are not true and correct in all material respects, or if such Person obtains actual knowledge of any material errors in, or omissions from, the Company Disclosure Letter or the Schedules to this Agreement.

11F.         Consents.   Buyer acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to contracts, leases, licenses or other agreements to which the Company and/or its Subsidiaries is a party (including the Company Material Contracts) and such consents have not been obtained and may not be obtained. Buyer agrees that the holders of Company Capital Stock shall not have any liability whatsoever to Buyer, Merger Sub or holders of Buyer Common Stock arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of or loss of right under any such contract, lease, license or other agreement as a result thereof. Buyer and Merger Sub further agree that no representation, warranty or covenant of the Company contained herein shall be breached or deemed breached as a result of the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of or loss of right under any such contract, lease, license or other agreement as a result thereof, except to the extent that such consent, default, acceleration, termination or loss was not set forth in Section 7D of the Company Disclosure Letter in breach of the representation and warranty made in Section 7D hereof. The Company and Buyer shall cooperate in any reasonable manner in connection with obtaining any such consents; provided that such cooperation shall not include any requirement of any party or any of its Affiliates to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party.

11G.        Reasonable Best Efforts.   Subject to the terms of this Agreement (including the limitations set forth in this Section 12G), each of Buyer and the Company shall use its reasonable best efforts to cause its conditions to Closing to be satisfied and for the Closing to occur, including through delivery of information and certificates to assist in the delivery of the opinion of maritime counsel referenced in Section 5A. The “reasonable best efforts” of the parties hereto shall not require any party or any of its Subsidiaries, Affiliates or representatives to expend any money to remedy any breach of any representation or warranty hereunder, to obtain any consent required for consummation of the transactions contemplated hereby (other than Buyer Shareholder Approval and Company Shareholder Approval, as applicable) or to provide financing to any party for consummation of the transactions contemplated hereby; provided that if any party, Affiliates or representatives elects to remedy such breach, such party shall not be deemed to be in breach of such representation or warranty, or in violation of any covenant pursuant to Section 6B, for purposes of determining the other parties’ obligations to consummate the transactions contemplated hereby pursuant to Section 5B.

11H.        Regulatory Act Compliance. Buyer and the Company shall each file or cause to be filed, not later than the second business day after receipt of Buyer Shareholder Approval, any notifications or the like required to be filed under the HSR Act and other anti-competition laws with respect to the transactions contemplated hereby. With respect to filings under the HSR Act, each of the parties hereto shall seek early termination of the waiting period under the HSR Act. Buyer and the Company shall use their respective best efforts to respond to any requests for additional information made by any agencies and to cause the waiting periods or other requirements under the HSR Act and all other applicable anti-competition laws to terminate or expire at the earliest possible date and (subject to the Company’s rights under Section 9A above) to resist in good faith, at each of their respective cost and expense (including the institution or defense of legal proceedings), any assertion that the transactions contemplated hereby constitute a violation of the antitrust laws, all to the end of expediting consummation of the transactions contemplated hereby. Each of Buyer and the Company shall consult with the other prior to any meetings, by telephone or in person, with the staff of the Federal Trade Commission, the United States Department of Justice or any other regulatory agency, and each of Buyer and the Company shall have the right to have a representative present at any such meeting. Each party shall promptly notify the other parties hereto after becoming aware that any foreign antitrust or similar approval is required for consummation of the transactions contemplated hereby.

11I.          Director and Officer Liability and Indemnification.   Buyer and its Subsidiaries shall maintain in effect for six years from the Closing Date directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy and the Buyer D&O Policy on terms not less favorable than such existing insurance coverage; provided that in the event that any claim is brought under any such policy prior to the six year anniversary of the Closing Date, such directors’ and officers’ liability insurance policy shall be maintained until final disposition thereof.

11J.         Designation and Replacement of Representatives.

(i)            The parties have agreed that it is desirable to designate the Company Representative to act on behalf of holders of the Company Capital Stock for certain limited purposes, as specified herein. The parties have designated Madison Dearborn Capital Partners IV, L.P. as the initial Company Representative, and approval of this Agreement by the holders of Company Capital Stock shall constitute irrevocable ratification and approval of such designation by the holders of Company Capital Stock. The Company Representative may resign at any time, and the Company Representative may be removed only by the vote of Persons which collectively owned more than 50% of the Company Common Stock as of immediately prior to the Effective Time of the Merger (“Company Majority Holders”). The designation of the Company Representative is coupled with an interest, and, except as set forth in the immediately preceding sentence, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the holders of Company Capital Stock. In the event that a Company Representative has resigned or been removed, a new Company Representative shall be appointed by a vote of Company Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Company Representative.

(ii)           The parties have agreed that it is desirable to designate the Buyer Representative to act on behalf of holders of the Buyer Common Stock for certain limited purposes, as specified herein. The parties have designated Terrapin Partners LLC as the initial Buyer Representative, and approval of this Agreement by the holders of Buyer

Capital Stock shall constitute irrevocable ratification and approval of such designation by the holders of Buyer Capital Stock. The Buyer Representative may resign at any time, and the Buyer Representative may be removed only by the vote of Persons which collectively owned more than 50% of the Buyer Common Stock as of immediately prior to the Effective Time of the Merger (“Buyer Majority Holders”). The designation of the Buyer Representative is coupled with an interest, and, except as set forth in the immediately preceding sentence, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the holders of Buyer Capital Stock. In the event that a Buyer Representative has resigned or been removed, a new Buyer Representative shall be appointed by a vote of Buyer Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Buyer Representative.

11K.        Authority and Rights of Representatives; Limitations on Liability.

(i)            The Company Representative shall have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement and in any other document delivered in connection herewith (including the Adjustment Escrow Agreement); provided, however, that the Company Representative will have no obligation to act on behalf of the holders of Company Capital Stock. All actions, notices, communications and determinations by the Company Representative to carry out such functions shall conclusively be deemed to have been authorized by, and shall be binding upon, the holders of Company Capital Stock. Neither the Company Representative nor any of its officers, directors, employees, agents or representatives will have any liability to the Company, Buyer, the Surviving Company or the holders of Company Capital Stock with respect to actions taken or omitted to be taken by the Company Representative in such capacity (or any of its officers, directors, employees, agents or representatives in connection therewith), except with respect to the Company Representative’s gross negligence or willful misconduct. The Company Representative will at all times be entitled to rely on any directions received from the Company Majority Holders; provided, however, that the Company Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as Company Representative based upon any such direction. The Company Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Company Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Company Representative (for itself and its officers, directors, employees, agents and representatives) shall be entitled to full reimbursement for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Company Representative in such capacity (or any of its officers, directors, employees, agents or representatives in connection therewith), and to full indemnification against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as Company Representative (except for those arising out of the Company Representative’s gross negligence or willful misconduct), including, without limitation, the costs and expenses of investigation and defense of claims, from the Buyer and the Surviving Company (or any successor thereto pursuant to the Post-Closing Mergers). In furtherance of the foregoing, the Company Representative shall have the power and authority to set aside and retain additional funds paid to or received by it to satisfy such obligations (including to establish such reserves as the Company Representative determines in good faith to be appropriate for such costs and expenses that are not then known or determinable). The relationship created herein is not to be construed as a joint venture or any form of partnership between or among the Company Representative or any holder of Company Capital Stock for any purpose of U.S. federal or state law, including without limitation, federal or state income tax purposes. Neither the Company Representative nor any of its Affiliates owes any fiduciary or other duty to any holder of Company Capital Stock.

(ii)           The Buyer Representative shall have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement and in any other document delivered in connection herewith (including the Adjustment Escrow Agreement); provided, however, that the Buyer Representative will have no obligation to act on behalf of the holders of Buyer Common Stock. All actions, notices, communications and determinations by the Buyer Representative to carry out such functions shall conclusively be deemed to have been authorized by, and shall be binding upon, the holders of Buyer Common Stock. Neither the Buyer Representative nor any of its officers, directors, employees, agents or representatives will have any liability to the Buyer, the Surviving Company or the holders of Buyer Common Stock with respect to actions taken or omitted to be taken by the Buyer Representative in such capacity (or any of its officers, directors, employees, agents or representatives in connection therewith), except with respect to the Buyer Representative’s gross negligence or willful misconduct. The Buyer Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Buyer Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Buyer Representative (for itself and its officers, directors, employees, agents and representatives) shall be entitled to full reimbursement for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Buyer Representative in such capacity (or any of its officers, directors, employees, agents or representatives in connection therewith), and to full indemnification against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as Buyer Representative (except for those arising out of the Buyer Representative’s gross negligence or willful misconduct), including, without limitation, the costs and expenses of investigation and defense of claims, from the Buyer and the Surviving Company. The relationship created herein is not to be construed as a joint venture or any form of partnership between or among the Buyer Representative or any holder of Buyer Common Stock for any purpose of U.S. federal or state law, including without limitation, federal or state income tax purposes. Neither the Buyer Representative nor any of its Affiliates owes any fiduciary or other duty to any holder of Buyer Common Stock.

11L.         Provision Respecting Representation of Company.   Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Kirkland & Ellis LLP may serve as counsel to each and any of the Company Representative and holders of Company Capital Stock and their respective Affiliates (individually and collectively, the “Seller Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Kirkland & Ellis LLP (or any successor) may serve as counsel to the Seller Group or any director, member, partner, officer, employee or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of the Company and/or any of its Subsidiaries, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.

11M.       Expenses; Transfer Taxes.   If this Agreement is terminated prior to consummation of the Closing, each party shall pay all fees and expenses incurred by such party in connection with this Agreement and the transactions contemplated hereby or otherwise required by applicable law. If the Closing occurs, the Buyer and the Surviving Company shall pay, or cause to be paid, all fees and expenses incurred by the parties in connection with this Agreement and the transactions contemplated hereby or otherwise required by applicable law, all property, transfer or similar taxes imposed on the Company or its Subsidiaries and any transfer or similar tax imposed on any holder of Company Capital Stock or Buyer Common Stock resulting from the transactions contemplated hereby.

11N.        Post-Closing Mergers and Transactions.

(i)            Promptly after the date hereof, and in any event in advance of filing the Joint Prospectus / Proxy Statement, Buyer shall (A) form a corporation under the laws of the State of Delaware (“Holdco”) which at all times prior to the Effective Time shall have only one class and series of capital stock issued and outstanding, being common stock, par value $0.0001 per share (“Holdco Common Stock”), all of which shares of Holdco Common Stock shall be owned beneficially and of record by Buyer and (B) cause Holdco to form a limited liability company under the laws of the State of Delaware (“Holdco Merger Sub”) which at all times prior to the Effective Time shall have only one class and series of membership units issued and outstanding, being common units (“Holdco Merger Sub Common Units”), all of which Holdco Merger Sub Common Units shall be owned beneficially and of record by Holdco. Promptly after formation (and in any event prior to Closing), Buyer shall cause Holdco to execute and deliver to Buyer a joinder agreement in form and substance reasonably satisfactory to the Company agreeing to the obligations of Holdco hereunder. At all times prior to Closing, Buyer shall cause each of Holdco and Holdco Merger Sub (a) not to own or acquire any equity interests or securities in any other Person (other than Holdco’s equity interest in Holdco Merger Sub), (b) not to incur any liabilities, other than liabilities incidental to the existence of Holdco and Holdco Merger Sub and liabilities related to the Joint Prospectus/Proxy Statement, (c) not to enter into any contracts or commitments (other than as may be set forth in this Agreement), or (d) not to issue or agree to issue any capital stock or equity securities or rights to acquire capital stock or other equity interests of Holdco or Holdco Merger Sub (other than to Buyer or Holdco, respectively).  Prior to Closing, Buyer shall take such action such that at the Effective Time, (i) the Holdco Certificate of Incorporation is substantially in the form of Exhibit G attached hereto (the “Holdco Certificate of Incorporation”), (ii) the Holdco Bylaws are substantially in the form of Exhibit H attached hereto (the “Holdco Bylaws”), (iii) the Buyer Post-Closing Directors comprise all of the directors of Holdco until their death, resignation or removal in accordance with the Holdco Certificate of Incorporation and Holdco Bylaws, and (iv) the officers of GLDD are the officers of Holdco and Holdco Merger Sub until their death, resignation or removal in accordance with the Holdco Certificate of Incorporation and Holdco Bylaws.

(ii)           Immediately after the Effective Time, Buyer and Holdco Merger Sub shall take such action such that (A) Buyer shall merge with and into Holdco Merger Sub (the “Holdco Merger”), (B) as a consequence of the Holdco Merger, each share of Holdco Common Stock owned by Buyer is cancelled, (C) as a consequence of the Holdco Merger, each Holdco Merger Sub Common Unit shall remain outstanding as one common unit of the surviving company of the Holdco Merger (all of which are owned by Holdco), and (D) as a consequence of the Holdco Merger, at the effective time of the Holdco Merger (which shall be upon filing of the certificate of merger for the Holdco Merger), each share of Buyer Common Stock shall automatically convert into one fully-paid, non-assessable share of Holdco Common Stock. Prior to Closing, the Buyer’s board of directors shall approve the Holdco Merger and submit it to the holders of Buyer Common Stock for approval as part of the Joint Prospectus/Proxy Statement and Buyer shall take all other such actions, in each case in form and substance reasonably satisfactory to the Company, such that, other than Buyer Shareholder Approval, no further corporate or limited liability company approval is required on the part of Buyer or Holdco Merger Sub for consummation of the Holdco Merger. Buyer shall comply with Section 262 of the Delaware Corporation Law with respect to the Holdco Merger.

(iii)          As promptly as possible after the Effective Time and the consummation of the Holdco Merger, Holdco shall cause (A) the surviving company of the Holdco Merger (i..e., Holdco Merger Sub) to merge with and into Holdco (i.e., such that immediately thereafter the Surviving Company is a direct wholly-owned Subsidiary of Holdco), (B) the Surviving Company to merge with and into Holdco (i.e., such that immediately thereafter GLDD is a direct wholly-owned Subsidiary of Holdco), and (C) GLDD to merge with and into Holdco under the laws of the State of Delaware (the mergers described in (A) through (C), together with the Holdco Merger, the “Post-Closing Mergers”); provided that notwithstanding the foregoing, in the event that the Post-Closing Mergers described in clauses (A) through (C) foregoing require consents or amendments from all or certain of the counterparties to the Senior Credit Agreement, Equipment Facility and/or Underwriting Agreement or other Persons, the parties shall not be obligated to complete such Post-Closing Mergers unless and until the requisite consents and/or amendments are obtained (and, to the extent not obtained prior to Closing, the Surviving Company shall use reasonable best efforts to obtain such consents and/or amendments as promptly as practicable after the Closing); provided further that, without limiting the immediately foregoing proviso, in the event that the Post-Closing Merger described in clause (C) of this Section 11N(iii) (the “GLDD Merger”) may not be completed without violation of the Indenture, Buyer shall not be obligated to complete the GLDD Merger until the soonest date that the GLDD Merger can be completed without violation of the Indenture. Holdco shall cause the Holdco Certificate of Incorporation and the Holdco Bylaws, in the respective forms attached as Exhibit G and Exhibit H hereto, to be (subject to amendments or modifications thereto arising after the Effective Time based on votes taken after the Effective Time) the certificate of incorporation and bylaws of the surviving company, and the officers and directors of Holdco as of immediately prior to the effective time of each Post-Closing Merger described in clauses (A), (B) and (C) of this Section 11N(iii), to be the officers and directors of the surviving company in such Post-Closing Mergers. Prior to completion of the GLDD Merger, Holdco shall contribute all cash on hand of Holdco or any of its Subsidiaries (including all cash contributed from the Trust Fund not otherwise to be used to satisfy claims for Conversion Rights) to GLDD and its Subsidiaries for repayment of debt for borrowed money, payment of fees and expenses related to the transactions contemplated hereby and for such general corporate and working capital purposes as the Board of Directors of GLDD may determine.

(iv)          Buyer (A) shall take such actions such that at all times from their formation until completion of the transactions described in Section 11N(iii) neither Merger Sub nor Holdco Merger Sub is treated as a corporation for United States federal income tax purposes and (B) shall not make (and shall not permit any of its Subsidiaries to make) any election to have Merger Sub or Holdco Merger Sub treated as a corporation for United States federal income tax purposes.

11O.        Conversion Rights.   Buyer shall take such action such that each issued and outstanding share of Buyer Common Stock that is held by a Person who has not voted in favor of the Merger and who, in accordance with the Buyer Charter Documents, has exercised and not withdrawn his, her or its right to convert his, her or its share of Buyer Common Stock into cash upon completion of the Merger shall be paid from the Trust Fund the portion of the Trust Fund to which such holder is entitled, as determined in accordance with the Buyer Charter Documents. The rights of a holder of Buyer Common Stock to convert his, her or its Buyer Common Stock into cash in accordance with Section B of Article Sixth of Buyer’s certificate of incorporation is referred to herein as “Conversion Rights.”  Buyer shall take such actions within its control and not in contravention of the Buyer Charter Documents or applicable law such that shares of Buyer Common Stock in respect of which Conversion Rights have been exercised shall from and after the Effective Time represent only the right to receive the portion of the Trust Fund to which such holder is entitled, as determined in accordance with the Buyer Charter Documents.

ARTICLE 12
MISCELLANEOUS

12A.        Amendment and Waiver.   Subject to applicable law, this Agreement may be amended or any provision of this Agreement may be waived; provided that any amendment or waiver shall be binding only if such amendment or waiver is set forth in a writing executed by the party against whom enforcement is sought. Any amendments or waivers under this Agreement following the Closing shall require the prior written consent of the Company Representative. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

12B.        Notices.   All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) if personally delivered, on the date of delivery, (ii) if delivered by express courier service of national standing (with charges prepaid), on the business day following the date of delivery to such courier service, (iii) if delivered by facsimile, upon confirmation of receipt, or (iv) if deposited in the United States mail, first-class postage prepaid, on the fifth business day following the date of such deposit. Notices, demands and communications to the Company, the Company Representative or Buyer shall, unless another address is specified in writing pursuant to the provisions hereof, be sent to the address indicated below:

Notices to the Company (prior to Closing) and/or the Surviving Company (after Closing):

GLDD Acquisitions Corp.
2122 York Road
Oak Brook, Illinois 60523
Attention:   Chief Executive Officer
                     Chief Financial Officer
Telecopy:    (630) 574-3007

with a copy to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attention: Richard J. Campbell
Telecopy:  (312) 861-2200

Notices to the Company Representative:

Madison Dearborn Capital Partners IV, L.P.
Three First National Plaza
Suite 3800
Chicago, Illinois 60602
Attn:            Samuel M. Mencoff
                     Thomas S. Souleles
Telecopy:  (312) 895-1001

and a copy to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attention: Richard J. Campbell
Telecopy:  (312) 861-2200

Notices to Buyer (prior to September 4, 2006):

Aldabra Acquisition Corporation
c/o Terrapin Partners LLC
Rockefeller Center
620 Fifth Avenue, 3rd Floor
New York, NY 10020
Attention:  Jason Weiss
Telecopy:  (212) 332-3565

(from and after September 4, 2006)

Aldabra Acquisition Corporation
c/o Terrapin Partners LLC
540 Madison Avenue
New York, NY 10022
Attention:  Jason Weiss
Telecopy:  310-459-5822

with a copy to:

Sidley Austin LLP
787 Fifth Avenue
New York, NY 10019
Attention:  Jack I. Kantrowitz
Telecopy:  212-839-5599

12C.        Assignment.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) by any party without the consent of the other parties hereto. For all purposes hereof, a transfer, sale or disposition of a majority of the voting capital stock or other voting interests of any party (whether by contract or otherwise) shall be deemed an assignment hereunder.

12D.        Severability.   Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement. Notwithstanding the foregoing, to the extent that a representation or warranty of the Company contained in this Agreement, the Company Disclosure Letter or any Schedules hereto (each, a “Representation”) addresses a particular issue with specificity (a “Specific Representation”), and no breach by the Company exists under such Specific Representation, the Company shall not be deemed to be in breach of any other Representation (with respect to such issue) that addresses such issue with less specificity than the Specific Representation and if such Specific Representation is qualified or limited by the Company’s knowledge, or in any other manner, no other Representation shall supersede or limit such qualification in any manner. Without limiting the generality of the foregoing, no representation or warranty regarding or relating to (i) Tax matters is being made, except as set forth in Section 7H, (ii) employee benefit matters is being made, except as set forth in Section 7M, or (iii) environmental matters is being made, except as set forth in Section 7E, Section 7G(1)(a) or Section 7P.

12E.         No Strict Construction.   Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, each of Buyer and the Company confirm that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

12F.         Captions.   The captions used in this Agreement and descriptions of the Company Disclosure Letter and Schedules are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption or description of the Company Disclosure Letter or Schedules had been used in this Agreement.

12G.        Complete Agreement.   Except for the Confidentiality Agreement, this Agreement and the other agreements executed on the date hereof contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

12H.        Company Disclosure Letter.

(i)            The disclosures in the Company Disclosure Letter are to be taken as relating to the representations and warranties of the Company as a whole, notwithstanding the fact that the Company Disclosure Letter is arranged by sections corresponding to the sections in this Agreement or that a particular section of this Agreement makes reference to a specific section of the Company Disclosure Letter and notwithstanding that a particular representation and warranty may not make a reference to the Company Disclosure Letter. The inclusion of information in the Company Disclosure Letter shall not be construed as an admission that such information is material to any of the Company or its Subsidiaries. In addition, matters reflected in the Company Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Letter. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter is or is not material for purposes of this Agreement. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter is or is not in the ordinary course of business for purposes of this Agreement.

(ii)           Prior to the Closing, the Company shall have the right to supplement, modify or update the Company Disclosure Letter with respect to the representations and warranties in Article 7 hereof for matters first arising after the date of this Agreement or, with respect to representations and warranties qualified by the Company’s knowledge, for matters of which the Company first obtains knowledge after the date hereof, to ensure the correctness thereof. Any such supplements, modifications and updates shall not be deemed made for purposes of determining satisfaction of the condition to Closing in Section 5B(i) hereof. From and after the Closing, references to the Company Disclosure Letter shall be references to the Company Disclosure Letter as so supplemented, modified and/or updated.

(iii)          Prior to the Closing, the Buyer shall have the right, by written notice to the Company, to provide written notice of any updates or changes with respect to the representations and warranties in Article 8 hereof for matters first arising after the date of this Agreement or, with respect to representations and warranties qualified by the Buyer’s knowledge, for matters of which the Company first obtains knowledge after the date hereof, to ensure the correctness thereof. Any such supplements, modifications and updates shall not be deemed made for purposes of determining satisfaction of the condition to Closing in Section 5C(i) hereof. From and after the Closing, references to the representations and warranties made in Article 8 shall be deemed qualified by the matters addressed in any such written notice.

12I.          No Additional Representations; Disclaimer.

(i)            Each party acknowledges and agrees that neither the other parties hereto, nor any Person acting on behalf of any party hereto or any of their respective Affiliates or representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding such party or any of its Subsidiaries or their respective businesses or assets, except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Company Disclosure Letter.

(ii)           Each party acknowledges and agrees that except for the representations and warranties expressly set forth in Article 7 and Article 8 hereof, the Merger is being consummated AS IS WITHOUT ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR INTENDED USE OR OTHER EXPRESSED OR IMPLIED WARRANTY. Each party acknowledges and agrees that it is consummating the Merger without any representation or warranty, express or implied, by the other parties hereto or any of their Affiliates or representatives except for the representations and warranties expressly set forth in Article 7 and Article 8 hereof.

12J.         Counterparts.   This Agreement may be executed in multiple counterparts (including by means of telecopied or electronically transmitted signature pages), all of which taken together shall constitute one and the same Agreement.

12K.        Governing Law.   The internal law (and not the law of conflicts) of the State of New York shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement, except that as to matters governing the procedures, validity and effect of the Merger the Delaware Corporation Law shall apply.

12L.         CONSENT TO JURISDICTION.   THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN CHICAGO, ILLINOIS. EACH PARTY ALSO AGREES NOT TO BRING ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

12M.       Interpretation.   When used herein, “including” means “including, without limitation” and the masculine includes the feminine and vice versa. Any reference to any agreement or contract referenced herein, in the Company Disclosure Letter or in any Schedule shall be a reference to such agreement or contract, as amended, modified, supplemented or waived. Each party agrees that all amounts required to be paid hereunder shall be paid in United States currency without discount, rebate or reduction and subject to no counterclaim or offset (other than withholding tax obligations required to be withheld by law), on the dates specified herein (with time being of the essence). A “business day” shall be any day, other than a Saturday, Sunday, or any other date in which banks located in any of New York, New York or Chicago, Illinois are closed for business as a result of federal, state or local holiday.

12N.        Third-Party Beneficiaries and Obligations.   This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies or liabilities under or by reason of this Agreement.

12O.        Specific Performance.   Each party acknowledges that in the event of a breach of this Agreement by any party hereto, money damages may be inadequate and the other parties may have no adequate remedy at law. Accordingly, each party agrees that the other parties shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of the other parties hereto not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. If any such action is brought to enforce this Agreement, each party hereby waives the defense that there is an adequate remedy at law.

*  *  *  *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first written above.

GLDD ACQUISITIONS CORP.

/s/	Douglas B. Mackie
By:	Douglas B. Mackie
Its:	President and CEO

ALDABRA ACQUISITION CORPORATION

/s/	Nathan Leight
By:	Nathan Leight
Its:	Chairman

ALDABRA MERGER SUB, L.L.C.

/s/	Jason Weiss
By:	Jason Weiss
Its:	CEO

MADISON DEARBORN CAPITAL PARTNERS IV, L.P.
(solely in its capacity as the Company Representative)

By:	Madison Dearborn Partners IV, L.P.
Its:	General Partner

By:	Madison Dearborn Partners, L.L.C.
Its:	General Partner

/s/	Thomas S. Souleles
By:	Thomas S. Souleles
Its:	General Partner

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

TERRAPIN PARTNERS LLC
(solely in its capacity as Buyer Representative)

/s/	Jason Weiss
By:	Jason Weiss
Its:	Manager